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As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sinclair Broadcast Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	515100 (Primary Standard Industrial Classification Code Number)	52-1494660 (I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David D. Smith
Chairman, President and Chief Executive Officer
10706 Beaver Dam Road
Hunt Valley, Maryland 21030
(410) 568-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John B. Watkins, Esq.
Erika L. Robinson, Esq.
Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, D.C. 20037
(202) 663-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this registration statement as the selling securityholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Convertible Senior Subordinated Notes due 2018	$150,000,000(1)	91.50%(2)(3)	$137,250,000	$11,104

Class A Common Stock, par value $0.01 per share	6,705,225(4)	—	—	—(5)

(1)
Represents the aggregate principal amount at maturity of the notes that were originally issued by the Registrant in May 2003.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the bid and asked prices for the Registrant's Convertible Senior Subordinated Notes due 2018 on the PORTAL Market on July 30, 2003.

(3)
Exclusive of accrued interest.

(4)
Represents the number of shares of common stock that are currently issuable upon conversion of the notes registered hereby at a rate of 44.7015 shares of class A common stock per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(5)
No separate consideration will be received for the shares of common stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION DATED AUGUST 1, 2003

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$150,000,000

Sinclair Broadcast Group, Inc.

Convertible Senior Subordinated Notes due 2018

We issued and sold $150,000,000 aggregate principal amount of our Convertible Senior Subordinated Notes due 2018 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our class A common stock issuable upon conversion of the notes.

We will pay cash interest on the notes at an annual rate of 4.875% of the principal amount at issuance, from the issue date to January 15, 2011, payable on January 15 and July 15 of each year, commencing on July 15, 2003. From January 15, 2011 through maturity, we will pay cash interest on the notes at an annual rate of 2.00% of the principal amount at issuance, commencing on July 15, 2011. The notes will mature on July 15, 2018. At maturity, we will redeem the notes at their accreted principal price (as defined in this prospectus), which will be equal to $1,256.60 per $1,000 note (125.66% of principal amount at issuance).

Under certain circumstances set forth in this prospectus, we will pay contingent cash interest during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning January 15, 2011. The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt securities, see "Certain United States Federal Income Tax Considerations."

The notes are convertible into shares of our class A common stock prior to maturity at a conversion rate of 44.7015 shares of class A common stock per $1,000 principal amount at issuance of the notes (equivalent to an initial conversion price of approximately $22.37 per share), subject to adjustment, under the circumstances described in this prospectus.

The notes will be general, unsecured senior subordinated obligations of Sinclair, junior in right of payment to all of Sinclair's senior indebtedness and equal in right of payment to all of Sinclair's senior subordinated indebtedness. The notes will be structurally subordinated to Sinclair's bank credit facility and senior subordinated indebtedness because all of such indebtedness is guaranteed by substantially all of Sinclair's subsidiaries, whereas the notes are not guaranteed. The notes will also effectively be subordinated to all obligations of Sinclair's subsidiaries and to all of its secured debt. If Sinclair transfers all or substantially all of its assets to a wholly-owned subsidiary in a transaction in which all or substantially all of Sinclair's indebtedness (other than the notes) is assumed by such subsidiary, the indenture provides that the notes will automatically become senior obligations of Sinclair. However, in such event, the notes would still be structurally subordinated to all indebtedness of Sinclair's subsidiaries and to all secured debt of Sinclair and its subsidiaries.

We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Stock Market. Our class A common stock is listed on Nasdaq Stock Market's National Market System under the symbol "SBGI". The last reported sale price on July 31, 2003 was $10.35 per share.

We will not receive any of the proceeds from the sale of the notes or the shares of class A common stock issuable upon conversion of the notes by any of the selling securityholders. The notes and the shares of class A common stock may be offered in negotiated transactions and otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of class A common stock may be offered from time to time through ordinary brokerage transactions on Nasdaq. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or shares of class A common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of class A common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

See "Risk Factors" beginning on page 8 of this prospectus for a discussion of risks associated with securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholders and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information." This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

        In this prospectus, unless otherwise indicated, the words "Sinclair," "our," "us" and "we" refer to Sinclair Broadcast Group, Inc. and its subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information on the operation and location of the SEC's public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also review these reports and other information through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which is publicly available through the Commission's World Wide Web site (http://www.sec.gov). In addition, our class A common stock is listed on the Nasdaq's National Market System, and material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        The following documents that we filed with the Commission are incorporated by reference in this prospectus:

        (a)   Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, together with the report of Ernst & Young LLP, independent auditors, on the consolidated financial statements of Sinclair Broadcast Group, Inc. (excluding pages F-53 through F-97);

        (b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

        (c)   Our Current Reports on Form 8-K filed on January 2, 2003, January 3, 2003, January 27, 2003, February 18, 2003 May 14, 2003, May 15, 2003, May 27, 2003, May 30, 2003, May 30, 2003, June 6, 2003, June 24, 2003, July 18, 2003 and July 22, 2003.

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date by which the selling securityholders shall have sold all of the notes. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in this prospectus.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the notes and the class A common stock issuable upon conversion of the notes. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the notes and class A common stock offered hereby, reference is made to the registration statement and the exhibits thereto and the financial statements, notes and reference facilities of the Commission referred to above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

        Copies of any or all of the documents described above that have been or may be incorporated by reference in this prospectus are available through EDGAR, which is publicly available at www.sec.gov.

ii

SUMMARY

        This summary highlights selected information from this document and the materials incorporated by reference and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we have referred you.

Introduction

        We are a diversified television broadcasting company that owns, provides programming and operating services pursuant to local marketing agreements (LMAs) or provides sales services pursuant to outsourcing agreements to more television stations than all but one other commercial broadcasting group in the United States. We currently own, provide programming and operating services pursuant to LMAs or provide sales services to 62 television stations in 39 markets. We currently have duopolies, where we own and operate two stations, in ten markets; own and operate a station and provide programming and operating services to a second station in nine markets; and own a station or stations and provide or are provided sales, operational and managerial services to another station in four markets.

        We have a mid-size market focus and 47 of our 62 stations are located in television designated market areas (DMAs) that rank between the 13th and 75th largest in the United States. Our television station group is diverse in network affiliation with 20 stations affiliated with Fox, 19 with The WB, eight with ABC, six with UPN, four with NBC and three with CBS. Two stations are not affiliated with any network.

        We underwent rapid and significant growth from 1991 to 2000, most of which occurred prior to the end of 1999. Since 1991, we have increased the number of television stations we own or provide services to from three television stations to 62 television stations, primarily through acquisitions. As a result of these acquisitions, we have incurred significant depreciation, amortization and impairment costs, as well as interest costs associated with financing of these acquisitions. These costs and other factors have in turn led us to experience losses in 2002 and in three of the last five years and we may incur additional losses in the future. Prior to September 1999, we also owned, operated and/or programmed up to 52 radio stations in ten markets. We sold all of our interests in radio stations in 1999 and 2000.

Operating Strategy

        Our operating strategy includes the following elements.

  •
  Programming to Attract Viewership.  We seek to target our programming offerings to attract viewership, particularly in the 18 to 49 year-old age bracket. In pursuit of this strategy, we seek to obtain, at attractive prices, popular syndicated programming that is complementary to each station's network programming. We also seek to broadcast live local sporting events. Moreover, we produce and/or broadcast local news at 31 of our televisions stations in 26 separate markets. We have recently instituted a project to increase, in a cost effective manner, local news programming at many of our stations by using a central support operation which provides national and regional news coverage in coordination with local news operations.

  •
  Developing Local Franchises.  We believe that the greatest opportunity for a sustainable and growing customer base lies within our local communities and have therefore focused on developing a strong local sales force at each of our television stations. Our goal is to continue to grow our share of local revenues.

  •
  Control of Operating and Programming Costs.  We seek to control our operating and programming costs through a disciplined approach to managing programming acquisition and other costs, use of our national reach to negotiate with programming providers for high quality programming at favorable prices and through program-specific profit analysis, detailed budgeting, tight control over staffing levels and detailed long-term planning models.

  •
  Utilization of Local Marketing Agreements and Duopolies.  We have sought to increase our revenues and improve our margins by providing programming services pursuant to an LMA to a second station in selected DMAs where we already own one station or by owning two stations in a single DMA. We have also entered into outsourcing agreements in which our stations provide or are provided various non-programming related services such as sales, operational and managerial services to or by other stations, which we believe can improve our broadcast cash flow and competitive position.

  •
  Strategic Realignment of Station Portfolio.  As a result of deregulation of the television ownership rules, we are re-examining our television station group portfolio with the objective of building our local franchises in the markets we deem strategic and divesting or swapping our non-strategic stations. At this time we have no agreements or understandings with respect to any new acquisitions or dispositions.

        Set forth below is a map identifying the 62 television stations in 39 markets that we currently own, provide programming and operating services to pursuant to LMAs or provide sales services to.

*
Markets in which we own, operate, program or provide sales services to more than one station.

Recent Developments

        Redemption of HYTOPS.    Sinclair Capital, our subsidiary trust, had outstanding $200.0 million aggregate liquidation of 11 5/8% high yield trust offered preferred securities (the "HYTOPS"), for which we were indirectly liable. The trustee for Sinclair Capital redeemed, in full, the HYTOPS, plus the associated 4.65% call premium and accrued interest thereon. The redemption price (including the associated call premium and accrued interest) was approximately $209.3 million. The redemption was funded from the May 2003 private offering of the notes and the May 2003 private offering of $100.0 million aggregate principal amount of 8% senior subordinated notes due 2012.

        Potential Creation of Modified Holding Company Structure.    We may decide to transfer substantially all of the assets and liabilities (other than the notes and class A common stock issuable upon conversion of the notes offered by this prospectus) of Sinclair Broadcast Group, Inc. to a wholly-owned subsidiary of Sinclair, Sinclair Television Group, Inc. ("STG"). STG would also become the primary obligor under Sinclair's bank credit agreement and Sinclair's senior subordinated notes. All of Sinclair's class A common stock, class B common stock, preferred stock, and the notes offered by this prospectus would remain at Sinclair and would not become obligations or securities of STG. Following the transfer, we anticipate that STG would hold approximately 95% of our total assets as of March 31, 2003 and approximately 97% of our consolidated revenue, over 100% of our consolidated income from continuing operations before taxes and 99% of our cash flows from operating activities for the three months ended March 31, 2003. We expect that we would guarantee any indebtedness transferred to STG and might guarantee any new indebtedness incurred by STG.

        Upon the potential creation of the modified holding company structure, the notes offered by this prospectus would automatically become senior obligations of Sinclair. In that event, the notes would still be structurally subordinated to all of STG's indebtedness, including indebtedness under Sinclair's bank credit facility and senior subordinated notes.

        We cannot assure you that we will proceed with the creation of the modified holding company structure in the form described herein or at all.

        We are a Maryland corporation formed in 1986. Our principal offices are located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, and our telephone number is (410) 568-1500.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of Notes." For purposes of the description of the notes included in this prospectus, references to "the Company", "Issuer", "us", "we" and "our" refer only to Sinclair Broadcast Group, Inc.

Issuer	Sinclair Broadcast Group, Inc. ("Sinclair")
Notes Offered	$150.0 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018.
Maturity Date	July 15, 2018, unless earlier redeemed, repurchased or converted.
Payment at Maturity
We will redeem the notes at their accreted principal price on the Maturity Date. Their accreted principal price on the Maturity Date will be equal to $1,256.60 per note (125.66% of principal amount at issuance). The "accreted principal price" of a note will be equal to the principal amount of a note at issuance plus accretion on the principal amount at issuance beginning on January 15, 2011, so that when combined with the cash interest the yield to maturity of the notes will remain at 4.875% per year (equal to the cash interest prior to January 15, 2011), calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.
Yield to Maturity of the Notes	4.875% per year (computed on a semi-annual bond equivalent basis) calculated from May 20, 2003.
Cash Interest
4.875% per year of the principal amount at issuance from the issue date to, but excluding, January 15, 2011, payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning on July 15, 2003. Beginning on January 15, 2011, we will pay cash interest at a rate of 2.00% per year of the principal amount at issuance. We also will pay contingent interest if it becomes payable as described below.
Contingent Cash Interest
We will pay contingent cash interest to the holders of notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning January 15, 2011 if the average Note Price for the Applicable Five Trading Day Period (each as defined in "Description of Notes — Contingent Cash Interest") to, but excluding, the day immediately preceding the first day of the relevant six-month period equals 120% or more of the accreted principal price of the notes. The amount of contingent interest payable per note in respect of any six-month period will equal 0.375% per year of the average price of a note for the selected five trading day reference period.

Conversion Rights
Holders may convert their notes prior to stated maturity, in multiples of $1,000 principal amount at issuance, at any time at the option of the holder at a conversion rate of 44.7015 shares of class A common stock per $1,000 principal amount at issuance of the notes (equivalent to an initial conversion price of approximately $22.37 per share), other than in connection with certain conversion provisions upon the satisfaction of note price conditions, under the following circumstances:

(i) if the sale price of our class A common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter exceeds a specified percentage, beginning at 120% and after March 31, 2011 declining by 0.300% per calendar quarter thereafter to approximately 111%, of the accreted conversion price per share of class A common stock (the accreted principal price of a note divided by the number of shares issuable upon conversion of a note on that day) on the last day of the preceding calendar quarter; or

(ii) during any 5 consecutive trading day period after any 10 consecutive trading day period in which the note price of the notes for each day of such period was less than 105% of the conversion value (as described herein) and the conversion value for each day of such period was less than 90% of the accreted principal price of the notes; or
(iii) if the notes have been called for redemption; or
(iv) upon the occurrence of specified corporate transactions described under "Description of Notes — Conversion of Notes"; or
(v) if the credit ratings assigned to the notes by Moody's Investors Service, Inc. or Standard & Poor's Rating Services fall two notches lower than their initial ratings of the notes.
Redemption at Our Option
On or after January 15, 2011, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date, at a price equal to the accreted principal price of the notes to be redeemed plus accrued and unpaid interest, including any contingent interest to, but excluding, the redemption date. Holders may convert their notes after they are called for redemption at any time prior to the close of business on the redemption date.
Purchase of Notes by Us at the Option of the Holder
You have the right to require us to purchase all or a portion of your notes for cash on January 15, 2011. The purchase price payable will be equal to the principal amount at issuance of the notes to be purchased plus accrued and unpaid interest, to, but excluding, the purchase date.

Fundamental Change
If we undergo a Fundamental Change (as defined in this prospectus), you will have the option to require us to purchase for cash all or any portion of your notes. The Fundamental Change purchase price will be 100% of the accreted principal price of the notes to be purchased plus accrued and unpaid interest, including any contingent interest to, but excluding, the Fundamental Change purchase date.
Guarantees	None
Ranking
The notes will be our general unsecured senior subordinated obligations, junior in right of payment to all of our senior indebtedness and equal in right of payment to all of our senior subordinated indebtedness. The notes will also be structurally subordinated to all indebtedness of our subsidiaries as well as to all of our senior indebtedness and senior subordinated indebtedness which is guaranteed by our subsidiaries. The notes will also be junior to our secured debt to the extent of the security. As of March 31, 2003, after giving effect to the offering of these notes, the May 2003 offering of 8% senior subordinated notes due 2012, the redemption of the HYTOPS and the application of excess proceeds to reduce indebtedness under the bank credit agreement, we would have had $547.4 million of senior indebtedness, all of which would have been senior to the notes, and $1,118.7 million of senior subordinated indebtedness (including the notes), all of which would have been pari passu with each other, and our subsidiaries would have had an additional $72.0 million of indebtedness (in addition to their guarantees of the indebtedness under our bank credit agreement and senior subordinated notes), all of which would have been structurally senior to the notes.

If we transfer all or substantially all of our assets to STG, the indenture provides that the notes will become senior obligations of Sinclair. In that event the notes would still be structurally subordinated to all of the indebtedness of STG and our other subsidiaries.

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, the notes should be treated as contingent payment debt instruments. We and each holder and beneficial owner of a note agree in the indenture to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. By purchasing notes, you will agree in the indenture to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, non-convertible fixed rate borrowing, which we determine to be 9.25%, compounded semi-annually, even though the notes will have a lower stated yield to maturity. A U.S. holder will recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received in that year. Additionally, a U.S. holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion, redemption or repurchase of the notes. In computing such gain, the amount realized by a U.S. holder will include in the case of a conversion, the amount of cash and fair market value of the shares of our class A common stock received. The application of the contingent payment debt rules is uncertain, and no ruling will be sought from the Internal Revenue Service concerning the application of these rules to the notes. You should consult your own tax advisor concerning the tax consequences of owning and disposing of the notes and the class A common stock issuable upon conversion of the notes. See "Certain United States Federal Income Tax Considerations."
Book-Entry Form
The notes will be issued in book-entry form and will be repre-sented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Risk Factors

        In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" for risks involved with an investment in the notes and the factors set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" in our annual report on Form 10-K, as amended, incorporated herein by reference.

RISK FACTORS

        This offering involves a high degree of risk. You should consider carefully the risks described below, together with the other information included in or incorporated by reference into this prospectus, before you make a decision to purchase the notes. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes.

Risks Related to the Notes

The notes will be subordinated to all of our senior indebtedness.

        The notes will be unsecured senior subordinated obligations of Sinclair and will not be guaranteed by any of our subsidiaries. Accordingly, the notes will be junior to all of our current and future senior indebtedness, including all of the indebtedness under our bank credit agreement, and will rank pari passu with all of our outstanding senior subordinated notes. In addition, because the indebtedness under our bank credit agreement and all of our existing senior subordinated indebtedness is guaranteed by most of our subsidiaries, the notes also will be effectively structurally subordinated to all of the indebtedness under our bank credit agreement and all of our other senior subordinated indebtedness. The notes are also subordinated to all of our secured indebtedness to the extent of such security. Furthermore, we are not restricted from issuing future senior indebtedness or senior subordinated indebtedness (all of which may be issued or guaranteed by our subsidiaries) or additional secured indebtedness.

        In addition, as described elsewhere in this prospectus, to the extent we transfer substantially all of our assets to our wholly-owned subsidiary, Sinclair Television Group, Inc. ("STG") and STG becomes the primary obligor under substantially all of our indebtedness (other than the notes offered hereby, which would remain obligations of Sinclair and not of any of Sinclair's subsidiaries), the notes would automatically under the terms of the indenture become senior obligations of Sinclair rather than senior subordinated obligations of Sinclair. However, holders of the notes would still be effectively subordinated to all of the indebtedness of STG, which would include indebtedness under the bank credit agreement and all of our other senior subordinated indebtedness. This effective subordination would arise because, in the event of a liquidation or bankruptcy proceeding, creditors of STG would be entitled to recover from its assets and the assets of its subsidiaries prior to the holders of the notes. In addition, the notes would still not be guaranteed by any of our subsidiaries and therefore would remain structurally subordinated to the indebtedness of STG.

The ability of our subsidiaries to distribute funds to us may be limited, which could make it more difficult for us to pay principal or interest with respect to the notes.

        We conduct our operations through our direct and indirect wholly-owned subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and we are dependent upon the cash flow of our subsidiaries to meet our obligations. If our subsidiaries need to retain cash for operations, or because of statutory or contractual restrictions, we may not be able to make interest or principal payments when due to holders of the notes or we may not be able to purchase the notes upon a fundamental change or in connection with the optional redemption at the option of noteholders. The notes effectively will be subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

        To the extent we transfer substantially all of our assets to STG and STG becomes the primary obligor under substantially all of our indebtedness (other than the notes offered hereby, which would remain obligations of Sinclair and not of any of Sinclair's subsidiaries), STG would be subject to the restrictive covenants currently contained in our bank credit agreement and the indentures governing our senior subordinated notes, which include restrictions on dividends and distributions to its stockholders, one of which would be Sinclair. The bank credit agreement allows STG to pay dividends to Sinclair to allow payment of principal and interest on Sinclair's indebtedness (including the notes) so long as STG is in compliance with certain tests. The indentures governing Sinclair's senior subordinated notes also contain certain limitations on the ability of STG to pay dividends, although this limitation currently would not prohibit dividend payments to make interest payments on the notes. Future debt issued by STG may have similar or more stringent restrictions. Accordingly, as a result of the potential modified holding company structure, we may not be able to make interest or principal payments when due to holders of the notes and we may not be able to purchase the notes upon a fundamental change or in connection with the optional redemption at the option of noteholders. Any future debt incurred by Sinclair's subsidiaries could have more onerous restrictions on the ability of these subsidiaries to make dividends or distributions to Sinclair, and the indenture governing the notes offered hereby does not contain any provision which would prohibit Sinclair or its subsidiaries from entering into agreements which contain dividend blockage covenants.

You should consider the U.S. federal income tax consequences of owning the notes and the shares of class A common stock issuable upon conversion of the notes.

        For U.S. federal income tax purposes, the notes should be subject to the United States Treasury regulations governing contingent payment debt instruments. We and each holder and beneficial owner agree in the indenture to treat the notes as indebtedness that is subject to United States Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the notes will be so treated even though we cannot assure you that the Internal Revenue Service will not assert that the notes should be treated differently. Under the contingent payment debt regulations, a beneficial owner will be required to include amounts in income, as original issue discount, in advance of cash it receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, non-convertible fixed rate borrowing, even though the notes will have a significantly lower stated yield to maturity. A U.S. holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares of our class A common stock received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning or disposing of the notes and the shares of class A common stock issuable upon conversion of the notes. For more information, see "Certain United States Federal Income Tax Considerations."

You may not receive full payment on the notes if our assets are insufficient to pay debt that is senior to the notes.

        If we are declared bankrupt, become insolvent or are liquidated or reorganized, then any debt that ranks ahead of the notes will be entitled to be paid in full before any payment may be made with respect to the notes. The notes will be general unsecured senior subordinated obligations. However, our senior debt, including indebtedness under our bank credit agreement and other senior debt we may incur in the future, will be entitled to payment before the notes. The notes will also be effectively junior to all of the debt under the bank credit agreement and our senior subordinated debt because the notes will not be guaranteed by any of our subsidiaries. The notes will also be effectively junior to any secured debt that we or our subsidiaries may have now or may incur in the future to the extent of the value of the assets securing that debt. Therefore, you may not receive all (and may not receive any) payment on the notes in some circumstances, while holders of senior debt and senior subordinated debt may receive all or a portion of the amounts due them.

        The subordination provisions of the indenture will also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See "Description of Notes—Ranking," and "Description of Outstanding Indebtedness" for additional information.

        To the extent we transfer substantially all of our assets to STG and STG becomes the primary obligor under substantially all of our indebtedness (other than the notes offered hereby), the notes would become senior obligations of Sinclair but would still be effectively subordinated to all of the indebtedness of STG, which would include indebtedness under the bank credit agreement and all of our senior subordinated indebtedness. This effective subordination would arise because, in the event of a liquidation or bankruptcy proceeding, creditors of this wholly-owned subsidiary would be entitled to recover from its assets and the assets of its subsidiaries prior to the holders of the notes.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Sinclair except to the extent described under "Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change."

        In addition, as described elsewhere in this prospectus, to the extent we transfer substantially all of our assets to STG and STG becomes the primary obligor under substantially all of our indebtedness (other than the notes offered hereby), Sinclair will not be subject to any financial or operating covenants, including the covenants contained in the bank credit agreement and the indentures governing the senior subordinated notes, other than a total indebtedness ratio contained in the bank credit agreement which would be applicable to Sinclair. Accordingly, other than the overall limit on total indebtedness imposed by the bank credit agreement, the fixed charge coverage ratio in the bank credit agreement and the restricted payments test in our senior subordinated indentures which limit the ability of STG to pay dividends up to Sinclair, there would be no contractual limitations on Sinclair's ability to pay dividends, enter into affiliate transactions, incur liens, issue or repurchase securities, make investments, enter into mergers or consolidations, or consummate acquisitions and dispositions.

We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

        On January 15, 2011, holders of the notes may require us to purchase their notes for cash. In addition, holders may also require us to purchase their notes upon a fundamental change as described under "Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change." A fundamental change may also constitute a change of control under the indentures governing each of our currently existing senior subordinated notes, and we would be required to offer to repurchase those notes at the same time. If we did not have or have access to sufficient funds to repurchase the notes or any of our currently existing senior subordinated notes, then we would not be able to repurchase your notes, and the market value of your notes could go down. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

        Our bank credit agreement also restricts our ability to repurchase the notes, even when we are required to do so. In addition, certain fundamental changes would result in an event of default under the bank credit agreement and could cause all of our debt to come due. We cannot assure you that we will have the financial resources to satisfy these payment obligations if triggered upon a change of control.

If an active trading market does not develop for these notes you may not be able to resell them.

        The notes are a new issue for which there is currently no trading market. Although the initial purchasers have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice, and their market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. Although the notes that were sold to qualified institutional buyers pursuant to Rule 144A are currently eligible for trading in the PORTAL market, we do not expect that the notes resold pursuant to this prospectus will continue to trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading in the Nasdaq National Market.

        There can be no assurance that an active trading market for the notes will develop. If a market were to exist, the notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

        Holders of the notes are entitled to convert the notes into our class A common stock, among other circumstances, if the last reported sale price of our class A common stock for at least 20 trading days in the 30 trading day period ending on the last day of such preceding calendar quarter exceeds a specified percentage, beginning at 120% and after March 31, 2011 declining by 0.300% per fiscal quarter to approximately 111%, of the accreted principal price per share on the last trading day of such preceding calendar quarter. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our fully diluted earnings per share.

Future sales of our class A common stock or class B common stock, which is convertible into class A common stock, could depress our stock price.

        Sales of a substantial number of shares of our class A common stock in the public market, or the perception that such sales could occur, could depress the market price of the notes or our class A common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. Furthermore, as of March 31, 2003, 4,713,414 registered shares of our class A common stock are reserved for issuance to our employees, directors and officers pursuant to our stock option and restricted stock award programs.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interest in us. Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. As of June 30, 2003, we have issued and outstanding 2,062,000 shares of series C preferred stock and 3,450,000 shares of series D convertible exchangeable preferred stock. Our board of directors has no present intention of issuing any additional preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue up to 500,000,000 shares of class A common stock, $.01 par value per share, of which 43,937,870 were outstanding as of June 30, 2003, and up to 140,000,000 shares of class B common stock, par value $.01 per share, of which 41,691,878 were outstanding as of June 30, 2003.

Risks Related to Our Business

The Iraq War resulted in a decline in advertising revenues and negatively impacted our operating results. Future conflicts may have a similar effect.

        The war in Iraq resulted in a reduction in advertising revenues as a result of uninterrupted news coverage and general economic uncertainty. During the first quarter 2003, we experienced $2.2 million in advertiser cancellations and preemptions. We cannot determine how long this reduction will last. The reduction has, however, resulted in lower earnings than we would have experienced without this disruption. If the United States becomes engaged in similar conflicts in the future, they may have a similar adverse impact on our results of operations.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under these exchange notes.

        As we describe in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended March 31, 2003, which is incorporated in this prospectus, we have a high level of debt (totaling $1,558.5 million) compared to stockholders' equity of $207.9 million. Our relatively high level of debt poses the following risks to you and to Sinclair, particularly in periods of declining revenues:

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  We use a significant portion of our cash flow to pay principal and interest on our outstanding debt and to pay dividends on preferred stock, limiting the amount available for working capital, capital expenditures and other general corporate purposes.

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  Our lenders may not be as willing to lend additional amounts to us for future working capital needs, additional acquisitions, or other purposes.

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  The interest rate under the bank credit agreement, as amended, is a floating rate, and will increase if general interest rates increase. This will reduce the funds available to repay the exchange notes and our other debt and for operations and future business opportunities and will make us more vulnerable to the consequences of our leveraged capital structure.

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  We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus less able to withstand competitive pressures.

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  If our cash flow were inadequate to make interest and principal payments, we might have to refinance our indebtedness or sell one or more of our stations to reduce debt service obligations.

        Any of these events could reduce our ability to generate cash available for investment or debt repayment or to make improvements or respond to events that would enhance profitability. See "Description of Outstanding Indebtedness" for additional information.

We may be able to incur significantly more debt in the future, which will increase each of the foregoing risks related to our indebtedness.

        At March 31, 2003, on an as adjusted basis, after giving effect to the May 2003 offering of the notes, the May 2003 offering of 8% senior subordinated notes due 2012, the redemption of the HYTOPS and the application of excess proceeds to reduce indebtedness under the bank credit agreement, we had an additional $180.8 million available (subject to certain borrowing conditions) for additional borrowings under the bank credit agreement. In addition, under the terms of our debt instruments, we may be able to incur substantial additional indebtedness in the future, including additional senior debt and in some cases secured debt. Provided we meet certain financial and other covenants, the terms of the indenture governing the notes do not prohibit us from incurring such additional indebtedness. If we incur additional indebtedness, the risks described above relating to having substantial debt could intensify.

Our advertising revenue can vary substantially from period to period based on many factors beyond our control. This volatility affects our operating results and may reduce our ability to repay indebtedness or reduce the market value of our securities.

        We rely on sales of advertising time for substantially all of our revenues and as a result, our operating results are sensitive to the amount of advertising revenue we generate. If we generate less revenue, it may be more difficult for us to repay our indebtedness and the value of all our business may decline. Our ability to sell advertising time depends on:

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  the health of the economy in the areas where our stations are located and in the nation as a whole;

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  the popularity of our programming;

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  changes in the makeup of the population in the areas where our stations are located;

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  pricing fluctuations in local and national advertising;

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  the activities of our competitors, including increased competition from other forms of advertising-based mediums, particularly network, cable television, direct satellite television, internet and radio;

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  the decreased demand for political advertising in non-election years; and

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  other factors that may be beyond our control.

        As a result of the foregoing factors, our advertising revenue has decreased significantly from levels prior to 2001 and our revenues and earnings have been, and may continue to be, adversely affected.

Promises we have made to our lenders limit our ability to take actions that could increase the value of our securities or may require us to take actions that decrease the value of our securities.

        Our existing financing agreements prevent us from taking certain actions and require us to meet certain tests. These restrictions and tests may require us to conduct our business in ways that make it more difficult for us to repay our indebtedness or decrease the value of our business. These restrictions and tests include the following:

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  Restrictions on additional debt,

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  Restrictions on our ability to pledge our assets as security for our indebtedness,

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  Restrictions on payment of dividends, the repurchase of stock and other payments relating to capital stock,

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  Restrictions on some sales of assets and the use of proceeds of asset sales,

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  Restrictions on mergers and other acquisitions, satisfaction of conditions for acquisitions, and a limit on the total amount of acquisitions without consent of bank lenders,

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  Restrictions on the type of businesses we and our subsidiaries may be in,

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  Restrictions on the type and amounts of investments we and our subsidiaries may make, and

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  Financial ratio and condition tests including the ratio of earnings before interest, taxes, depreciation and amortization, as adjusted (adjusted EBITDA) to total interest expense, the ratio of adjusted EBITDA to certain of our fixed expenses, and the ratio of indebtedness to adjusted EBITDA.

        Future financing arrangements may contain additional restrictions and tests. All of these restrictive covenants may restrict our ability to pursue our business strategies, prevent us from taking action that could increase the value of our securities, or may require actions that decrease the value of our securities. In addition, we may fail to meet the tests and thereby default on one or more of our obligations (particularly if the economy continues to soften and thereby reduces our advertising revenues). If we default on our obligations, creditors could require immediate payment of the obligations or foreclose on collateral. If this happened, we could be forced to sell assets or take other action that would reduce significantly the value of our securities and we may not have sufficient assets or funds to pay our obligations under the exchange notes.

Key officers and directors have financial interests that are different and sometimes opposite to those of Sinclair and Sinclair may engage in transactions with these officers and directors that may benefit them to the detriment of other securityholders.

        Some of our officers, directors and majority stockholders own stock or partnership interests in businesses that engage in television broadcasting, do business with us, or otherwise do business that conflicts with our interests. They may transact some business with us even when there is a conflict of interest or they may engage in business competitive to our business and those transactions may benefit the officers, directors or majority stockholders to the detriment of our other securityholders. David D. Smith, Frederick G. Smith, and J. Duncan Smith are each an officer and director of Sinclair, and Robert E. Smith is a director of Sinclair. Together, the Smiths hold shares of our common stock that control the outcome of most matters submitted to a vote of stockholders. The Smiths own a television station which is programmed pursuant to an LMA with us. The Smiths also own businesses that lease real property and tower space to us, buy advertising time from us, and engage in other transactions with us. In addition, Cunningham Broadcasting Corporation (formerly Glencairn, Ltd.) is a corporation owned by Carolyn C. Smith, the mother of the controlling stockholders and certain trusts established by Carolyn C. Smith (which own non-voting stock). Cunningham holds the licenses for certain television stations that we program under LMAs. We have an option to acquire the equity interests in Cunningham for a price based on the purchase price of Cunningham's stations. We have agreed that if we exercise the option we would either pay any liability under Cunningham's bank credit agreement or take any equity interests subject to the security interest held by the lender under that agreement. In addition, David D. Smith, our President and Chief Executive Officer, has a controlling interest in and is a member of the Board of Directors of Summa Holdings, Ltd., a company in which we hold a 17.5% equity interest and exercise significant influence over Summa by virtue of David D. Smith's board seat and our board seat. See "—Our investments in other businesses may not deliver the value we ascribe to them on our financial statements or reach our strategic objectives."

        Maryland law and our financing agreements limit the extent to which our officers, directors and majority stockholders may transact business with us and pursue business opportunities that Sinclair might pursue. These limitations do not, however, prohibit all such transactions.

The Smiths exercise control over all matters submitted to a stockholder vote, and may have interests that differ from yours. They may therefore take actions that are not in the interests of other securityholders.

        David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith hold shares representing almost 90% of the vote and therefore control the outcome of most matters submitted to a vote of stockholders, including, but not limited to, electing directors, adopting amendments to our certificate of incorporation and approving corporate transactions. The Smiths hold class B common stock, which generally has 10 votes per share. Our class A common stock has only one vote per share. Our other series of preferred stock generally do not have voting rights.

        Circumstances may occur in which the interests of the Smiths, as the controlling equity holders, could be in conflict with the interests of the holders of the exchange notes and the Smiths would have the ability to cause Sinclair to take actions in their interest. In addition, the Smiths could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the exchange notes. See "Security Ownership of Certain Beneficial Owners" in our Form 10-K, as amended, which is incorporated by reference in this prospectus.

Certain features of our capital structure that discourage others from attempting to acquire Sinclair may prevent our securityholders from receiving a premium on their securities or result in a lower price for our securities.

        The control the Smiths have over stockholder votes may discourage other companies from trying to acquire us. In addition, our board of directors can issue additional shares of preferred stock with rights that might further discourage other companies from trying to acquire us. Anyone trying to acquire us would likely offer to pay more for shares of class A common stock than the amount those shares were trading for in market trades at the time of the offer. If the voting rights of the Smiths or the right to issue preferred stock discourage such takeover attempts, stockholders may be denied the opportunity to receive such a premium. The general level of prices for class A common stock might also be lower than it would be if these deterrents to takeovers did not exist.

We must purchase television programming in advance and may therefore incur programming costs that we cannot cover with revenue from the programs. If this happens, we could experience losses that make our securities less valuable.

        One of our most significant costs is television programming and our ability to generate revenue to cover this cost may affect the value of our securities. If a particular program is not popular in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program. Since we generally purchase programming content from others rather than produce it ourselves, we also have little control over the costs of programming. We usually must purchase programming several years in advance, and may have to commit to purchase more than one year's worth of programming. Finally, we may replace programs that are doing poorly before we have recaptured any significant portion of the costs we incurred, or accounted fully for the costs on our books for financial reporting purposes. Any of these factors could reduce our revenues or otherwise cause our costs to escalate relative to revenues. These factors are exacerbated during a weak advertising market. Additionally, our business is subject to the popularity of the programs provided by the networks with which we have affiliation agreements or which provide us programming. Each of our affiliation groups experienced revenue increases in 2002, except for UPN affiliates, but this trend may not continue in the future.

We may lose a large amount of programming if a network terminates its affiliation with us, which could increase our costs and/or reduce our revenue.

        Our affiliation agreements with three ABC stations have expired. In general, we continue to operate these stations as ABC affiliates and we do not believe ABC has any current plans to terminate the affiliation of any of these stations although we cannot assure you that ABC will not do so.

        The non-renewal or termination of one or more of these or any of our other network affiliation agreements would result in us no longer being able to carry programming of the relevant network. This loss of programming would require us to obtain replacement programming, which may involve higher costs and which may not be as attractive to our target audiences, resulting in reduced revenues.

Competition from other broadcasters and changes in technology may cause a reduction in our advertising revenues and/or an increase in our operating costs.

        The television industry is highly competitive and this competition can draw viewers and advertisers from our stations, which reduces our revenue, or require us to pay more for programming, which increases our costs. We face intense competition from the following:

        New technology and the subdivision of markets.    Cable providers and direct broadcast satellite companies are developing new techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets. Competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues. Lowering the cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue. In addition, emerging technologies that will allow viewers to digitally record and play back television programming may decrease viewership of commercials and, as a result, lower our advertising revenues.

        In-market competition.    We also face more conventional competition from rivals that may be larger and have greater resources than we have. These include:

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  other local free over-the-air broadcast stations, and

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  other media, such as newspapers, periodicals and cable systems.

        Deregulation.    The FCC recently modified its broadcast ownership rules. The new rules, among other things: increase the number of stations a group may own nationally by increasing the audience reach cap from 35% to 45%; increase the number of stations an entity can own or control in many local markets; repeal the newspaper-broadcast limits and replace them with new general cross media limits which would permit owners of daily newspapers to own one or more television stations in the same market as the newspaper's city of publication in many markets; and repeal the radio-television cross ownership rules and replace them with new general cross media limits. While the new rules have yet to take effect, and currently Congress is examining these rules, if they become law broadcast station owners would be permitted to own more television stations, both locally and nationally, potentially affecting our competitive position. In addition, the FCC has reallocated a portion of the spectrum for new services including fixed and mobile wireless services and digital broadcast services. As a result of all these changes, new companies are able to enter our markets and compete with us.

The phased introduction of digital television will increase our costs, due to increased equipment and operational costs, and could have a variety of other adverse effects on our business.

        The FCC has adopted rules for implementing digital (including high definition) television ("DTV") service in the United States. Under the rules, our stations are required to begin DTV operations over a transition period. In addition, we expect that the FCC will reclaim our non-digital channels at the end of the transition period. We believe that the transition to DTV may have the following effects on us, which could increase our costs or reduce our revenue.

    Conversion and programming costs. We expect to incur approximately $150.0 million in costs, of which we have incurred $106.5 million through March 31, 2003, to convert our stations from the current analog format to digital format. However, our costs may be higher than this estimate. We expect to continue to incur significant costs to convert our stations to digital format. In addition, we may incur additional costs to obtain programming for the additional channels made available by digital technology and higher utilities costs as a result of converting to digital operations. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses.

    Possible Sanctions. The FCC has adopted a series of graduated sanctions to be imposed upon licensees who do not meet the FCC's DTV build-out schedule. Some of our stations could face monetary fines and possible loss of any digital construction permits if they cannot comply with the DTV build-out schedule.

    Reclamation of analog channels. Congress directed the FCC to auction analog channels when the current holders convert to digital transmission. In addition, the FCC has reallocated a portion of the spectrum band to permit both wireless services and to allow new broadcast operations. If the channels are owned or programmed by our competitors, they may exert increased competitive pressure on our operations.

    Signal quality issues. Our signal quality under digital transmission may be lower relative to our competitors, and we may lose viewers and thereby lose revenue, or be forced to rely on cable television or other alternative means of transmission with higher costs to deliver our digital signals to all of the viewers we are able to reach with our current analog signals.

    Digital must carry. If the FCC does not require cable companies to carry both analog and digital signals of stations during the digital transition period, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our stations by reducing revenue.

    Subscription fees. The FCC has determined to assess a fee in the amount of 5% of gross revenues on digital television subscription services. If we provide subscription services and are unable to pass this cost through to our subscribers, this fee will reduce our earnings from any digital television subscription services we implement in the future.

        Given this climate of market uncertainty and regulatory change, we cannot be sure what impact the FCC's actions might have on our plans and results in the area of digital television. See "Business—Federal Regulation of Television Broadcasting" included in our Form 10-K, as amended, incorporated herein by reference for additional information.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs.

        The FCC regulates our business, just as it does all other companies in the broadcasting industry. We must ask the FCC's approval whenever we need a new license, seek to renew, or assign, or modify a license, purchase a new station, or transfer the control of one of our subsidiaries that holds a license. Our FCC licenses and those of the stations we program pursuant to LMAs are critical to our operations; we cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future, or approve new acquisitions. If licenses were not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned.

        In addition, Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties. New federal legislation may limit our ability to conduct our business in ways that we believe would be advantageous and may thereby negatively affect our operating results.

The FCC's multiple ownership rules limit our ability to operate multiple television stations and may result in a reduction in our revenue or prevent us from reducing costs.

        The FCC recently announced changes to the multiple ownership rules that may threaten our existing strategic approach to certain television markets. These rules remain susceptible to changes as a result of either Petitions for Reconsideration or judicial appeals that may be brought by interested parties. In addition, the rules are currently the subject of certain legislation in the United States Congress which may result in changes to these new rules. We are unable to predict at this time the likelihood of success of any such actions and the impact that this might have on us and our operations.

General limitations.

        The recently enacted FCC ownership rules limit us from having "attributable interests" in television stations that reach more than 45% (using a calculation method specified by the FCC) of all television households in the U.S. We reach approximately 24% of U.S. television households on an actual basis or, under the FCC's current method for calculating this limit, approximately 14%. The FCC has announced that they are continuing to study the continued relevancy and efficacy of the calculation method that reduces our actual reach of 24% to a deemed reach of 14%. If the FCC changes the calculation method, it is possible that in the future our ability to expand could be limited and this may prevent us from engaging in acquisitions that could increase our revenue or our operating margins.

Changes in the rules on television ownership and local marketing agreements.

        Certain of our stations have entered into what have commonly been referred to as local marketing agreements or LMAs. One typical type of LMA is a programming agreement between two separately owned television stations serving the same market, whereby the licensee of one station programs substantial portions of the broadcast day and sells advertising time during such program segments on the other licensee's station subject to ultimate editorial and other controls being exercised by the latter licensee. We believe these arrangements allow us to increase operating margins and enhance profitability.

        Although the duopoly rules recently enacted by the FCC allow us to continue to program most of the stations that we currently LMA or to buy these stations, in the absence of a waiver, the new rules would require us to terminate or modify three of our LMAs in markets where both the station we own and the station we LMA are ranked among the top four stations in their particular DMA. The FCC's new ownership rules include specific provisions permitting waivers of this "top four restriction" and we are currently studying the applicability of these rules to our markets.

        If we are required to terminate or modify our LMAs, our business could be affected in the following ways:

    Losses on investments. As part of our LMA arrangements, we own the non-license assets used by the stations with which we have LMAs. If LMA arrangements are no longer permitted, we would be forced to sell these assets, or find another use for them. If LMAs are prohibited, the market for such assets may not be as good as when we purchased them and we would need to sell the assets to the owner or a purchaser of the related license assets. Therefore, we cannot be certain we will recoup our investments.

    Termination penalties. If the FCC requires us to modify or terminate existing LMAs before the terms of the LMAs expire, or under certain circumstances, if we elect not to extend the term of the LMAs, we may be forced to pay termination penalties under the terms of some of our LMAs. Any such termination penalty could be material.

Failure of owner/licensee to exercise control.

        The FCC requires the owner/licensee of a station to maintain independent control over the programming and operations of the station. As a result, the owners/licensees of the stations with which we have LMAs or outsourcing agreements can exert their control in ways that may be counter to our interests, including the right to preempt or terminate programming in certain instances.

        These preemption and termination rights cause us some uncertainty that we will be able to air all of the programming that we have purchased, and therefore uncertainty about the advertising revenues we will receive from such programming.

        In addition, if the FCC determines that the owner/licensee is not exercising sufficient control, it may penalize the owner/licensee by a fine, revocation of the license for the station or a denial of the renewal of the license.

        Any one of these scenarios might result in a reduction of our cash flow and an increase in our operating costs or margins, especially the revocation of or denial of renewal of a license. In addition, penalties might also affect our qualifications to hold FCC licenses, and thus place those licenses at risk.

        Under the new rules, radio station joint sales agreements or JSAs (agreements which typically authorize a station to sell advertising time on another station in return for a fee) are attributable and must be terminated within two years of the effective date of the rules unless the station providing the services can otherwise own the station under the new multiple ownership rules. While television JSAs are currently not attributable, the FCC has announced that it intends to issue a Notice of Proposed Rulemaking to seek comment on whether or not to make television JSAs attributable as well. Certain of our stations have entered into Outsourcing Agreements pursuant to which either one of our stations provides certain non-programming services (including sales services) to another station in the market or another in-market station provides such services to one of our stations. If these agreements are deemed to be similar to JSAs, and if television JSAs become attributable, we could be required to terminate our existing Outsourcing Agreements within a specified time period after the effective date of the FCC's decision.

We have lost money in three of the last five years, and may continue to do so indefinitely, which may impair our ability to pay our obligations under the exchange notes or to repurchase the exchange notes.

        We have suffered net losses in three of the last five years. In 1999 and 2000, we reported earnings, but this was largely due to a gain on the sale of our radio stations. Our losses are due to a variety of cash and non-cash expenses which may or may not recur. Our net losses may therefore continue indefinitely and as a result, we may not have sufficient funds to pay our obligations under the exchange notes or to repurchase the exchange notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K, as amended, incorporated herein by reference.

Our investments in other businesses may not deliver the value we ascribe to them on our financial statements or reach our strategic objectives.

        Our strategy includes investing in and working with other businesses, including technology and internet-related businesses. In pursuit of this strategy, we made several investments in technology and internet-related businesses in 1999 and 2000. The stock prices of publicly-traded technology and internet-related companies generally declined dramatically since 2000, and specific businesses we have invested in have experienced substantial impairment of their value. As a result, we have written-off a substantial portion of our investments in these businesses. These write-offs include all of our $10.1 million investment in Acrodyne Communications, Inc., a manufacturer of television transmitters and other broadcast equipment. We cannot assure you that these investments will be worth the amount we currently ascribe to them on our financial statements, or that we will be able to develop services that are profitable for Sinclair or the businesses in which we have invested. If the businesses in which we have invested fail to succeed, we may lose as much as all of our remaining investment in the businesses. We may also spend additional funds and devote additional resources to these businesses (we recently invested an additional $1.0 million in Acrodyne), and these additional investments may also be lost.

        In addition, we recently invested $20.0 million, representing approximately a 17.5% equity interest, in Summa Holdings, Ltd., a holding company that owns automobile dealerships, retail tire franchises and a leasing company, in which David D. Smith has a controlling interest. In contemplating the investment, we considered the historic and potential returns on equity. Additionally, under the terms of the agreement, Summa is committed to maintaining a certain amount of advertising with our stations. We will not be involved in the day-to-day management or operations of Summa, however, we will hold one board seat. There can be no assurances as to the future value of our investment in Summa. We may also invest additional funds and devote additional resources to Summa and these additional investments may also be lost.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus (including the documents incorporated by reference) contains forward looking statements. Discussions containing such forward looking statements may be found in the material set forth under "Summary" as well as within this prospectus generally and in the documents incorporated herein by reference. In addition, when used in this prospectus or the documents incorporated by reference, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks, uncertainties and contingencies, many of which are beyond the control of Sinclair, which may cause actual results, performance or achievements to differ materially and adversely from anticipated results, performances or achievements. Forward looking statements also include statements regarding our potential modified holding company structure. Factors that might affect such forward looking statements include, among other things:

  •
  the factors described in "Risk Factors" beginning on page 8 of this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" and elsewhere in our Form 10-K, as amended, which is incorporated by reference herein,

  •
  the impact of changes in national and regional economies,

  •
  volatility of programming costs,

  •
  market acceptance of new programming and our News Central strategy,

  •
  the popularity of our programming,

  •
  successful integration of acquired television stations (including achievement of synergies and cost reductions),

  •
  successful execution of outsourcing agreements,

  •
  the effectiveness of new sales people,

  •
  our ability to service our outstanding debt,

  •
  our ability to attract and maintain our local and national advertising,

  •
  pricing and demand fluctuations in local and national advertising,

  •
  changes in the makeup of the population in the areas where our stations are located,

  •
  the activities of our competitors,

  •
  the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations, and

  •
  our ability to maintain our affiliation agreements with the relevant networks.

        All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to update forward looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and the class A common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales. See "Selling Securityholders" for a list of those persons or entities receiving proceeds from the sale of the notes and underlying class A common stock.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratio of earnings to fixed charges of Sinclair and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Three Months Ended March 31,		Fiscal Year Ended December 31,
2003	2002	2002	2001	2000	1999	1998
(a)	(a)	(a)	(a)	(a)	(a)	(a)

(a)
Earnings were inadequate to cover fixed charges for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. Additional earnings of approximately $4.0 million and $1.3 million would have been required to cover fixed charges during the three months ended March 31, 2003 and 2002, respectively. Additional earnings of approximately $10.1 million, $187.4 million, $34.5 million, $21.5 million and $16.7 million would have been required to cover fixed charges in the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

        Our class A common stock is listed for trading on the Nasdaq National Market under the symbol "SBGI." The following table sets forth for the periods indicated the high and low sale prices on the Nasdaq National Market.

	High	Low
2001
First Quarter	$13.06	$7.00
Second Quarter	10.55	4.95
Third Quarter	11.25	7.56
Fourth Quarter	9.74	6.96
2002
First Quarter	$13.78	$9.00
Second Quarter	17.75	11.95
Third Quarter	14.97	9.97
Fourth Quarter	14.16	10.35
2003
First Quarter	$12.02	$7.68
Second Quarter	13.24	7.76
Third Quarter (through July 31, 2003)	12.20	10.01

        As of June 30, 2003, there were approximately 79 stockholders of record of our common stock. This number does not include beneficial owners holding shares through nominee names. Based on information available to us, we believe we have more than 5,000 beneficial owners of our class A common stock.

        We generally have not paid a dividend on our common stock and do not expect to pay dividends on our common stock in the foreseeable future. Our bank credit agreement and some of our subordinated debt instruments generally restrict us from paying dividends on our common stock. Under the indentures governing our 8% senior subordinated notes due 2012 and 8 3/4% senior subordinated notes due 2011, we are restricted from paying dividends on our common stock unless certain specified conditions are satisfied, including that:

  •
  no event of default then exists under the indenture or certain other specified agreements relating to our indebtedness; and

  •
  we, after taking account of the dividend, are in compliance with certain net cash flow requirements contained in the indenture. In addition, under certain of our senior unsecured debt, the payment of dividends is not permissible during a default thereunder.

        If we adopt a modified holding company structure, Sinclair will no longer be subject to the covenants in its bank credit agreement and senior subordinated notes which limit its ability to pay dividends. However, these covenants would limit the ability of STG to pay dividends and make distributions to Sinclair.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated May 20, 2003 (the "indenture") between us and Wachovia Bank, National Association (formerly First Union National Bank), as trustee (the "trustee"). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following section summarizes some, but not all, provisions of the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. We will provide copies of the forms of indenture and registration rights agreement to prospective investors upon request. For purposes of this section of the prospectus, references to "Sinclair," "we," "our," or "us" refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

General

        The notes:

  •
  are limited to $150.0 million initial aggregate principal amount;

  •
  pay cash interest at an annual rate of 4.875% of the principal amount at issuance, from the issue date to, but excluding, January 15, 2011, payable on January 15 and July 15 of each year, commencing on July 15, 2003;

  •
  pay cash interest at an annual rate of 2.00% of the principal amount at issuance, from January 15, 2011 through maturity, payable on January 15 and July 15 of each year, commencing on July 15, 2011;

  •
  pay contingent cash interest in the circumstances described under "—Contingent Cash Interest";

  •
  are due at maturity at an "accreted principal price" of 125.66% of the principal amount ($1,256.60 per each $1,000 note), with the accreted principal price being the principal amount at issuance plus accretion on the principal amount beginning January 15, 2011, so that when combined with the cash interest the yield to maturity of the notes will remain at 4.875% per year (equal to the cash interest before January 15, 2011).

  •
  were issued only in fully registered form in denominations of $1,000 and any integral multiple thereof;

  •
  are unsecured senior subordinated obligations of Sinclair, ranking junior to all of Sinclair's senior indebtedness, except as set forth below;

  •
  are not guaranteed by any of Sinclair's subsidiaries;

  •
  are redeemable at our option in whole or in part beginning on January 15, 2011, at a repurchase price payable in cash equal to the accreted principal price plus accrued and unpaid cash interest (including contingent cash interest), if any;

  •
  are subject to repurchase by us at your option on January 15, 2011, at a repurchase price payable in cash equal to the principal amount at issuance of the notes to be purchased, plus accrued and unpaid cash interest, if any;

  •
  are subject to repurchase by us for cash at your option at repurchase prices described below if a fundamental change occurs;

  •
  may be converted by the holder into our class A common stock at a conversion rate of 44.7015 shares of class A common stock per $1,000 principal amount at issuance (and with no effect given to any accretion or principal amount after January 15, 2011) (equivalent to an initial conversion price of approximately $22.37 per share for every $1,000 principal amount at issuance of a note), other than certain conversions upon the satisfaction of note price conditions, subject to adjustment if certain events occur and subject to fulfillment of certain conditions described below; and

  •
  are due on July 15, 2018, payable in cash at maturity in an amount equal to $1,256.60 per note, plus accrued and unpaid interest (including contingent interest), if any, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

        If Sinclair transfers all or substantially all of its assets to a wholly owned subsidiary of Sinclair which would hold all or substantially all of Sinclair's broadcast operations and this subsidiary becomes the primary obligor under substantially all of Sinclair's indebtedness other than the notes (including indebtedness under Sinclair's bank credit agreement and senior subordinated notes), the notes will remain indebtedness of Sinclair and will thereafter be deemed to be senior indebtedness under the terms of the indenture (ranking pari passu with any nonsubordinated indebtedness which remains at Sinclair) and the subordination provisions contained in the indenture will cease to be applicable or enforceable. Notwithstanding the foregoing, if Sinclair's wholly owned subsidiary becomes the primary obligor under substantially all of Sinclair's indebtedness, holders of the notes will remain effectively structurally subordinated to all of the indebtedness of this new wholly owned subsidiary. In the event of a liquidation or bankruptcy proceeding, creditors of this wholly owned subsidiary would be entitled to recover from its assets and the assets of its subsidiaries prior to the holders of the notes. In addition, Sinclair will agree that any notes which it issues after the date hereof which are not guaranteed by Sinclair's subsidiaries (which own more than 50% of Sinclair's consolidated assets and generate more than 50% of its consolidated revenue) may not rank senior in right of payment to the notes.

Payments on the Notes

        Principal of and interest (including contingent cash interest) and principal accretion on the notes will be payable, and the notes will be exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the office of the trustee); provided, however, that payment of interest may be made at our option by check mailed to the person entitled to such interest as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Interest

        The notes will bear cash interest at an annual rate of 4.875% of the principal amount at issuance of the notes from the issue date, or from the most recent date to which interest has been paid or provided for, until January 15, 2011. The first such cash interest payment date will be July 15, 2003. The notes will bear cash interest at an annual rate of 2.00% of the principal amount at issuance of the notes from January 15, 2011, or from the most recent date to which interest has been paid or provided for, through maturity. The first such cash interest payment date will be July 15, 2011. Cash interest will be payable semi-annually in arrears on January 15 and July 15 of each year to holders of record at the close of business on the January 1 or July 1 immediately preceding such interest payment date. Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be).

        We will repay the notes at the accreted principal price on July 15, 2018. The accreted principal price at maturity will be equal to $1,256.60 per each $1,000 note (125.66% of principal amount at issuance). The "accreted principal price" will be equal to the principal amount at issuance plus accretion on the principal amount at issuance beginning on January 15, 2011, so that when combined with the cash interest the yield to maturity of the notes will remain at 4.875% per year (equal to the cash interest prior to January 15, 2011). The calculation of the principal accretion will be on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

        The notes should be subject to the contingent payment debt regulations for United States federal income tax purposes. The notes will be issued with original issue discount for United States federal income tax purposes. Even if we do not pay any contingent cash interest on the notes, holders will be required to include accrued original issue discount in their gross income for United States federal income tax purposes both before January 15, 2011 when interest is paid in full in cash and after January 15, 2011 when the cash interest rate is reduced. The rate at which such original issue discount will accrue will exceed the stated yield of 4.875%. Under the indenture, we will agree, and by purchasing or holding a beneficial interest in the notes each holder and beneficial owner of the notes will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any shares of our class A common stock received upon any conversion of the notes as a contingent payment, and the discussion herein assumes that such treatment is correct. See "Certain United States Federal Income Tax Considerations."

        Cash interest (including contingent cash interest), and principal accretion, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption.

        If a payment date is not a business day, payment will be made on the next succeeding day that is a business day.

        We will also pay contingent cash interest on the notes in the circumstances described below under "—Contingent Cash Interest." References to interest include any additional interest payable under the circumstances described below under "—Registration Rights."

Contingent Cash Interest

        Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning January 15, 2011, if the average note price (as defined below) for the applicable five trading day period (as defined below) to, but excluding, the day immediately preceding the first day of the relevant six-month period equals 120% or more of the accreted principal price of such notes. We will pay contingent interest only in cash. "Applicable five trading day period" means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

        The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% per annum of the average note price for the applicable five trading day period.

        Contingent cash interest, if any, will accrue from January 15 or July 15, as applicable, and will be payable on the next succeeding July 15 or January 15 interest payment date, as the case may be. Contingent cash interest will be paid to the person in whose name a note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable.

        For financial accounting purposes, our obligation to pay contingent cash interest on the notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        "Trading day" means a day on which our class A common stock

  •
  is not suspended from trading on any national or regional securities exchange or association or over-the-counter market as of the close of business, and

  •
  had traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the class A common stock.

        The "note price" on any date of determination means the average of the secondary market bid quotations per note obtained by us or the bid solicitation agent for $5,000,000 principal amount of the notes at issuance at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes at issuance from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our class A common stock on such determination date.

        We will appoint a bid solicitation agent in accordance with the indenture. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

        Your obligations in respect of the payment of contingent cash interest in connection with the conversion of any notes will be as described below under "—Conversion of Notes." Upon determination that note holders will be entitled to receive cash interest during a relevant six-month period, we will issue a press release and publish such information on our website (or otherwise widely disseminate such information) as soon as practicable.

Conversion of Notes

        You will have the right, at your option, to convert your notes, or a portion of your notes, into shares of our class A common stock, at any time prior to maturity under the circumstances described below, unless previously redeemed or repurchased, at a conversion rate of 44.7015 shares of class A common stock per $1,000 principal amount at issuance of notes (equivalent to an initial conversion price of $22.37 per share per $1,000 principal amount at issuance of notes), other than certain conversions upon the satisfaction of note price conditions, subject to the adjustments described under the caption "—Conversion Rate Adjustments."

        Except as described below, we will not make any payment in cash on our class A common stock or other adjustment for accrued and unpaid interest (including contingent cash interest) or accrued principal accretion on the notes or dividends on any class A common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date, you will receive the semiannual cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date) you must pay funds equal to the semi-annual cash interest payable on the principal amount to be converted.

        If contingent cash interest is payable to holders of notes during any particular six-month period, and such notes are converted after the applicable record date and prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment shall be required.

        On conversion of a note, except as described above, a holder will not receive any cash payment or additional shares in respect thereof representing accrued principal accretion, accrued cash interest or any accrued contingent cash interest. Our delivery to the holder of the full number of shares of class A common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount at issuance of the note and to satisfy our obligation to pay accrued principal accretion or any accrued and unpaid cash interest attributable to the period from the issue date through the conversion date. As a result, accrued principal accretion, any accrued cash interest or any accrued contingent cash interest is deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest (including contingent cash interest), if any, and accrued principal accretion, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

        We will not issue fractional shares of class A common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing sale price of the class A common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to repurchase following a fundamental change or on specific dates, your conversion rights on the notes called for redemption or so subject to repurchase will expire at the close of business on the second business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price. If you have submitted your notes for repurchase upon a fundamental change or on specific dates, you may only convert your notes if you withdraw your election in accordance with the indenture.

        To convert a note into shares of class A common stock, a holder must (1) complete and manually sign a conversion notice and deliver the conversion notice to the conversion agent, (2) surrender the note to the conversion agent, (3) if required by the conversion agent, furnish appropriate endorsements and transfer documents and (4) if required, pay all transfer or similar taxes. The conversion rate will not be adjusted for accrued principal accretion, any accrued cash interest, or any accrued contingent cash interest. A certificate for the number of full shares of class A common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

  Conversion Upon Satisfaction of Common Stock Price Conditions

        You may surrender any of your notes for conversion into our class A common stock during any calendar quarter if, as of the last day of the preceding calendar quarter, the sale price of our class A common stock for at least 20 trading days in the 30 trading day period ending on the last day of such preceding calendar quarter exceeds the following percentage of the accreted conversion price per share of class A common stock on the last trading day of such preceding calendar quarter: (i) 120% until and including the quarter ending March 31, 2011 and (ii) declining by 0.300% per quarter thereafter to approximately 111% for the period ended July 15, 2018. The accreted conversion price per share as of any day will equal the sum of the principal amount at issuance of a note plus the accrued principal accretion to that day, divided by the number of shares of class A common stock issuable upon conversion of a note on that day.

        The conversion trigger price per share of our class A common stock through March 31, 2011 is $26.84. This conversion trigger price reflects the accreted conversion price per share of class A common stock multiplied by 120%. Thereafter, the conversion trigger price per share of class A common stock increases each calendar quarter as principal accretion accrues for the quarter. The conversion trigger price is the accreted conversion price per share multiplied by the applicable percentage. The conversion trigger price for the period from July 1, 2018 to July 15, 2018 will be $31.16. The foregoing conversion trigger prices assume that no events have occurred that would require an adjustment to the conversion rate.

        The table below shows the conversion trigger price per share of our class A common stock in respect of each calendar quarter during the life of the notes.

Quarter	(1) Accreted Conversion Price Per Share	(2) Applicable Percentage	(3) Conversion Trigger Price (1)×(2)
On or before March 31, 2011	$22.37	120.0%	$26.84
Quarter ending June 30, 2011	22.50	119.7%	26.94
Quarter ending September 30, 2011	22.66	119.4%	27.06
Quarter ending December 31, 2011	22.83	119.1%	27.19
Quarter ending March 31, 2012	22.99	118.8%	27.32
Quarter ending June 30, 2012	23.16	118.5%	27.45
Quarter ending September 30, 2012	23.33	118.2%	27.58
Quarter ending December 31, 2012	23.50	117.9%	27.71
Quarter ending March 31, 2013	23.67	117.6%	27.84
Quarter ending June 30, 2013	23.85	117.3%	27.98
Quarter ending September 30, 2013	24.03	117.0%	28.11
Quarter ending December 31, 2013	24.21	116.7%	28.25
Quarter ending March 31, 2014	24.39	116.4%	28.39
Quarter ending June 30, 2014	24.57	116.1%	28.53
Quarter ending September 30, 2014	24.76	115.8%	28.67
Quarter ending December 31, 2014	24.95	115.5%	28.82
Quarter ending March 31, 2015	25.14	115.2%	28.96
Quarter ending June 30, 2015	25.33	114.9%	29.11
Quarter ending September 30, 2015	25.53	114.6%	29.26
Quarter ending December 31, 2015	25.73	114.3%	29.41
Quarter ending March 31, 2016	25.93	114.0%	29.56
Quarter ending June 30, 2016	26.13	113.7%	29.71
Quarter ending September 30, 2016	26.34	113.4%	29.87
Quarter ending December 31, 2016	26.54	113.1%	30.02
Quarter ending March 31, 2017	26.76	112.8%	30.18
Quarter ending June 30, 2017	26.97	112.5%	30.34
Quarter ending September 30, 2017	27.18	112.2%	30.50
Quarter ending December 31, 2017	27.40	111.9%	30.66
Quarter ending March 31, 2018	27.62	111.6%	30.83
Quarter ending June 30, 2018	27.85	111.3%	30.99
Period ending July 15, 2018	28.07	111.0%	31.16

  Conversion Upon Satisfaction of Note Price Conditions

        You may surrender any of your notes for conversion into our class A common stock during any five consecutive trading day period after any 10 consecutive trading day period in which:

  •
  the note price of the notes for each day of such period was less than 105% of the conversion value, and

  •
  the conversion value for each day of such period was less than 90% of the accreted principal price of the notes.

        "Conversion value" is equal to the product of the sale price for our class A common stock on a given day multiplied by the then current conversion rate. "Conversion rate" is the number of shares of class A common stock into which each note is then convertible (assuming that the note was convertible as of such date).

        Upon surrendering your notes for conversion into class A common stock under this provision and only this provision, you will receive a number of shares of class A common stock per note equal to the lesser of:

  •
  the conversion rate on the last trading day prior to the day of conversion, or

  •
  a number of shares equal to the accreted principal price of the notes divided by the sale price of our class A common stock on the last trading day prior to the day of conversion.

        Upon surrendering your notes under all other circumstances you will receive class A common stock equal to the then applicable conversion rate.

  Conversion Upon Notice of Redemption

        You will have the right, at your option, to convert any notes we call for redemption into shares of our class A common stock at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time. A note for which a holder has delivered a purchase notice or a fundamental change notice requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

  Conversion Upon a Credit Rating Event

        You will have the right, at your option, to convert any notes into shares of our class A common stock at any time during any period if the credit ratings assigned to the notes by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P") are ever two notches (or more) less than the rating initially assigned to the notes by either agency.

  Conversion Upon Specified Corporate Transactions

        You will have the right, at your option, to convert your notes into shares of our class A common stock in the event:

  (1)
  we distribute to all holders of our class A common stock rights entitling them to purchase, for a period expiring within 60 days, class A common stock at less than the sale price of the class A common stock at the time of announcement of such distribution;

  (2)
  we elect to distribute to all holders of our class A common stock, cash or other assets, debt securities or rights to purchase our securities (other than regular cash dividends or distributions paid in the ordinary course of business, whether annually or more often than annually, with a per share value (together with the per share value of all other regular ordinary course cash dividends paid pursuant to this exception during the past twelve months) of no more than 5% of the sale price of the class A common stock on the day preceding the declaration date for the distribution), which distribution (together with all other distributions covered by this clause (2) not triggering a conversion right during the preceding 12 months) has a per share value exceeding 5% of the sale price of the class A common stock on the day preceding the declaration date for the distribution; or

  (3)
  a fundamental change (as defined below under "—Repurchase of Notes at Your Option Upon a Fundamental Change") occurs.

In any such event, you may convert your notes into shares of our class A common stock at any time after we notify you of such event (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution, or (2) until 40 days thereafter, in the case of a fundamental change. We will notify you at least 20 days prior to the ex-dividend date for a distribution or within 20 business days of the occurrence of a fundamental change, as the case may be, of the occurrence of any such event. In the case of a distribution, you may not convert your note if you will otherwise participate in the distribution without conversion as a result of holding the notes.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash, securities or other property, you may convert your notes into shares of our class A common stock at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the event you do not convert your note during this time period, you will be entitled to receive, upon conversion, the kind and amount of cash, securities or other property that you would have received if you had converted your note immediately prior to such consolidation, merger or binding share exchange.

  Conversion Rate Adjustments

        The conversion rate will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our class A common stock as a dividend or distribution on our class A common stock;

  (2)
  the subdivision or combination of our outstanding class A common stock;

  (3)
  the issuance to all or substantially all holders of our class A common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our class A common stock, or securities convertible into our class A common stock, at a price per share or a conversion price per share less than the then current sale price per share, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our class A common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

  •
  dividends or distributions exclusively in cash referred to in clause (5) below;

  (5)
  the distribution to all or substantially all holders of our class A common stock of distributions solely in cash (other than regular cash dividends or distributions paid in the ordinary course of business, whether annually or more often than annually, with a per share value (together with the per share value of all other regular ordinary course cash dividends declared pursuant to this exception during the past twelve months) of up to 5% of the sale price of the class A common stock on the day preceding the declaration date for the distribution) in an aggregate amount that together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our class A common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

    •
    all other all-cash distributions to all or substantially all holders of our class A common stock made within the preceding 12 months not triggering a conversion rate adjustment (other than regular cash dividends or distributions paid in the ordinary course of business, whether annually or more often than annually, referred to above with a per share value of no more than 5% of the sale price of the class A common stock on the day preceding the declaration date for the distribution), exceeds an amount equal to 5% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our class A common stock pursuant to a tender offer made by us or any of our subsidiaries (other than a transaction in connection with the creation of a wholly-owned subsidiary of Sinclair which would hold all or substantially all of Sinclair's broadcast operations and would assume all or substantially all of Sinclair's debt other than the notes) to the extent that the same involves aggregate consideration the value of which together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our class A common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

  •
  all-cash distributions to all or substantially all holders of our class A common stock made within the preceding 12 months not triggering a conversion price adjustment,

    exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender offer.

        In the event of:

  •
  any reclassification of our class A common stock, or

  •
  a consolidation, merger or combination involving Sinclair, or

  •
  a sale or conveyance to another person of the property and assets of Sinclair as an entirety or substantially as an entirety,

in which holders of our outstanding class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their class A common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by class A common stock holders immediately prior to one of these types of events; provided that this provision shall not apply to transactions in connection with the creation of a wholly-owned subsidiary of Sinclair which would hold all or substantially all of Sinclair's broadcast operations and would become a primary obligor under all or substantially all of Sinclair's debt other than the notes.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Considerations—Constructive Dividends."

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such an increase would be in the best interest of Sinclair. We may also increase the conversion rate to avoid or diminish income tax to holders of our class A common stock in connection with a dividend or distribution of stock or similar event. We are required to give at least 15 days' prior notice of any such increase in the conversion rate.

        No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion rate for the issuance of our class A common stock or any securities convertible into or exchangeable for our class A common stock or the right to purchase our class A common stock or such convertible or exchangeable securities.

Optional Redemption by Sinclair

        We may redeem the notes in whole or from time to time in part on or after January 15, 2011, for cash, on at least 30 days', and no more than 60 days', notice at a redemption price equal to the sum of the accreted principal price plus accrued and unpaid cash interest (including contingent cash interest), if any, on such notes to, but excluding, the applicable redemption date. The table below shows the redemption prices of a note on January 15, 2011 on each July 15 and January 15 thereafter prior to maturity and at maturity on July 15, 2018. In addition, the redemption price of a note redeemed between the dates listed would include an additional amount reflecting the additional principal accretion and accrued and unpaid cash interest, including contingent interest, that has accrued on such note since the immediately preceding date in the table below.

	Per $1,000 Bond at Issuance
Redemption Date	(1) Principal Amount at Issuance	(2) Accrued Principal Accretion	(3) Accreted Principal Price (1)+(2)
January 15, 2011	$1,000.00	$0.00	$1,000.00
July 15, 2011	1,000.00	14.38	1,014.38
January 15, 2012	1,000.00	29.10	1,029.10
July 15, 2012	1,000.00	44.18	1,044.18
January 15, 2013	1,000.00	59.64	1,059.64
July 15, 2013	1,000.00	75.47	1,075.47
January 15, 2014	1,000.00	91.68	1,091.68
July 15, 2014	1,000.00	108.29	1,108.29
January 15, 2015	1,000.00	125.30	1,125.30
July 15, 2015	1,000.00	142.73	1,142.73
January 15, 2016	1,000.00	160.59	1,160.59
July 15, 2016	1,000.00	178.88	1,178.88
January 15, 2017	1,000.00	197.61	1,197.61
July 15, 2017	1,000.00	216.80	1,216.80
January 15, 2018	1,000.00	236.46	1,236.46
July 15, 2018	1,000.00	256.60	1,256.60

        If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount at issuance equal to the unredeemed principal portion at issuance will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

        No sinking fund is provided for the notes.

Repurchase of Notes at Your Option Upon a Fundamental Change

        In the event of a fundamental change, you will have the right to require us to repurchase for cash all or any part of your notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount at issuance plus accretion on the principal amount and any accrued and unpaid cash interest (including contingent cash interest), if any, to, but excluding, the repurchase date. Notes submitted for repurchase must be in $1,000 or multiples of $1,000 principal amount at issuance.

        On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the repurchase right, you must deliver, on or before the 30th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for repurchase;

  •
  the portion of the principal amount at issuance of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount at issuance of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount at issuance, if any, which remains subject to the repurchase notice.

        We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

  •
  the notes will cease to be outstanding and interest, including any contingent cash interest and additional amounts, if any, and principal accretion will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and any previously accrued and unpaid interest (including any contingent cash interest) and additional amounts upon delivery or transfer of the notes).

        A fundamental change will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of Sinclair, provided that the Permitted Holders "beneficially own" (as so defined) a lesser percentage of such voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Sinclair;

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Sinclair (together with any new directors whose election to such board or whose nomination for election by the shareholders of Sinclair, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

  •
  Sinclair consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with Sinclair, in any such event pursuant to a transaction in which the outstanding voting stock of Sinclair is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of Sinclair is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Sinclair), or where (A) the outstanding voting stock of Sinclair is changed into or exchanged for (x) voting stock of the surviving corporation which is not disqualified equity interests or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding voting stock of the surviving corporation and (2) the percentage of the outstanding voting stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction;

  •
  Sinclair is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets"; or

  •
  Our class A common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

        However, a fundamental change will not be deemed to have occurred if either:

  •
  the last sale price of our class A common stock for any five trading days within:

  —
  the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above, or

    —
    the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above,

    is at least equal to 105% of the quotient where the numerator is the accreted principal price and the denominator is the conversion rate in effect on such day; or

  •
  in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        For purposes of this fundamental change definition:

  •
  "Permitted Holders" means as of the date of determination (i) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (ii) family members or the relatives of the persons described in clause (i); (iii) any trusts created for the benefit of the persons described in clause (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the persons described in clauses (i) and (ii), such person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, equity interests of Sinclair;

  •
  "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        For purposes of clarification, a "fundamental change" will not be deemed to occur solely as a result of the transfer of all or substantially all of Sinclair's assets to a direct or indirect wholly-owned subsidiary of Sinclair where that subsidiary assumes all or substantially all of the indebtedness of Sinclair (other than the notes).

        The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

        This fundamental change repurchase feature may make more difficult or discourage a takeover of Sinclair and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        The instruments governing our indebtedness impose limitations on our ability to repurchase notes upon the occurrence of a fundamental change. In addition, if a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price for the notes tendered by holders. In addition, we currently have outstanding debt and may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Repurchase of Notes at Your Option

        You will have the right to require us to repurchase the notes for cash on January 15, 2011. The repurchase price payable on January 15, 2011 will be $1,000 (the principal amount at issuance of the notes to be purchased) plus any accrued and unpaid interest through the purchase date and will be payable in cash only.

        We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes."

        Under the terms of the indenture we are permitted at our option to add additional dates on which you would have the right to require us to repurchase the notes. We would be required to provide 60 days advance notice to holders of our nonbinding intention to add additional dates.

        We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to repurchase their notes.

        Your notice electing to require us to repurchase your notes must state:

  •
  if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount at issuance of notes to be repurchased, in multiples of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

        You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

  •
  the principal amount at issuance of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount at issuance, if any, which remains subject to the repurchase notice.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. The indenture will prohibit us from repurchasing notes for cash in connection with the holders' repurchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes.

        A holder must either effect book-entry transfer or deliver the note, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Ranking

        The payment of the principal of, premium, if any, and interest on, the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all senior indebtedness in cash or cash equivalents or in any other form as acceptable to the holders of senior indebtedness. The notes will be senior subordinated indebtedness of Sinclair ranking pari passu with all other existing and future senior subordinated indebtedness of Sinclair and senior to all existing and future subordinated indebtedness of Sinclair. In addition, because Sinclair's Bank Credit Agreement and all of its senior subordinated indebtedness is guaranteed by certain of Sinclair's subsidiaries, whereas the notes offered hereby are not guaranteed, the notes will be effectively structurally subordinated to all of Sinclair's indebtedness under the Bank Credit Agreement and all of its senior subordinated indebtedness. The notes will also be junior to all existing and future secured debt incurred by Sinclair or any of Sinclair's subsidiaries to the extent of the security.

        During the continuance of any default in the payment of any designated senior indebtedness no payment or distribution of Sinclair's assets of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption or other acquisition of, the notes unless and until such default has been cured, waived or has ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of senior indebtedness after which Sinclair shall resume making any and all required payments in respect of the notes, including any missed payments.

        During the continuance of any non-payment default with respect to any designated senior indebtedness pursuant to which the maturity thereof may be accelerated (a "non-payment default") and after the receipt by the trustee from a representative of the holders of any designated senior indebtedness of a written notice of such non-payment default, no payment or distribution of any of Sinclair's assets of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by Sinclair on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption or other acquisition of, the notes for the period specified below (the "payment blockage period").

        The payment blockage period shall commence upon the receipt of notice of the non-payment default by the trustee and Sinclair from a representative of the holder of any designated senior indebtedness and shall end on the earliest of

  (1)
  the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such designated senior indebtedness as to which notice was given shall not have been accelerated),

  (2)
  the date on which such non-payment default (and all non-payment defaults as to which notice is given after such payment blockage period is initiated) are cured, waived or ceased to exist or on which such designated senior indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of designated senior indebtedness or

  (3)
  the date on which such payment blockage period (and all non-payment defaults as to which notice is given after such payment blockage period is initiated) shall have been terminated by written notice to Sinclair or the trustee from the representatives of holders of designated senior indebtedness initiating such payment blockage period.

        When the payment blockage period ends, in the case of clauses (1), (2) and (3), we shall promptly resume making any and all required payments in respect of the notes, including any missed payments. In no event will a payment blockage period extend beyond 179 days from the date of the receipt by Sinclair or the trustee of the notice initiating such payment blockage period (such 179-day period referred to as the "initial period"). Any number of notices of non-payment defaults may be given during the initial period; provided that during any 365-day consecutive period only one payment blockage period, during which payment of principal of, or interest on, the notes may not be made, may commence and the duration of the payment blockage period may not exceed 179 days. No non-payment default with respect to designated senior indebtedness which existed or was continuing on the date of the commencement of any payment blockage period will be, or can be, made the basis for the commencement of a second payment blockage period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        If we fail to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See "—Events of Default."

        The indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Sinclair or its assets, or any liquidation, dissolution or other winding up of Sinclair, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of Sinclair, all senior indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of senior indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes.

        By reason of such subordination, in the event of liquidation or insolvency, Sinclair's creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of the senior indebtedness to the extent necessary to pay the senior indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of senior indebtedness, and Sinclair may be unable to meet its obligations fully with respect to the notes.

        "Senior indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any indebtedness of Sinclair (other than as otherwise provided in this definition), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "senior indebtedness" shall include (1) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of Sinclair from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute senior indebtedness to the extent that the indebtedness thereunder is by its express terms subordinate to any other indebtedness of Sinclair, (2) indebtedness outstanding under the founders' notes and (3) indebtedness under interest rate agreements.

        Notwithstanding the foregoing, "senior indebtedness" shall not include

  (1)
  indebtedness evidenced by the notes,

  (2)
  indebtedness that is subordinate or junior in right of payment to any indebtedness of Sinclair,

  (3)
  indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Sinclair,

  (4)
  indebtedness which is represented by disqualified equity interests,

  (5)
  any liability for foreign, federal, state, local or other taxes owed or owing by Sinclair,

  (6)
  indebtedness of Sinclair to the extent such liability constitutes indebtedness to a subsidiary or any other affiliate of Sinclair or any of such affiliate's subsidiaries,

  (7)
  that portion of any indebtedness which at the time of issuance is issued in violation of the indenture, and

  (8)
  indebtedness owed by Sinclair for compensation to employees or for services.

        "Designated senior indebtedness" is defined as (1) all senior indebtedness outstanding under the Bank Credit Agreement and (2) any other senior indebtedness which is incurred pursuant to an agreement (or series of related agreements) simultaneously entered into providing for indebtedness, or commitments to lend, of at least $25,000,000 at the time of determination and is specifically designated in the instrument evidencing such senior indebtedness or the agreement under which such senior indebtedness arises as "Designated senior indebtedness" by Sinclair.

        As of March 31, 2003, after giving effect to the May 2003 offering of the notes, the May 2003 offering of 8% senior subordinated notes due 2012, the redemption of the HYTOPS and the application of excess proceeds to reduce indebtedness under the Bank Credit Agreement, Sinclair would have had $547.4 million of senior indebtedness, all of which would have been senior to the notes, and $1,118.7 million of senior subordinated indebtedness (including the notes), all of which would have been pari passu with each other, Sinclair's subsidiaries would have had an additional $72.0 million of indebtedness (in addition to their guarantees of the indebtedness under Sinclair's Bank Credit Agreement and senior subordinated notes), all of which would have been structurally senior to the notes, and Sinclair would have been able to borrow an additional $180.8 million under Sinclair's Bank Credit Agreement, which would be guaranteed by Sinclair's subsidiaries and would constitute senior indebtedness to which the notes would be subordinated. See "Risk Factors—The notes will be subordinated to all of our senior indebtedness." The indenture governing the notes does not limit the ability of Sinclair and its subsidiaries to incur additional indebtedness, and any indebtedness which can be incurred may constitute additional senior indebtedness.

        The notes are not guaranteed by any of Sinclair's subsidiaries. However, the indebtedness under Sinclair's Bank Credit Agreement is guaranteed by Sinclair's subsidiaries on a senior basis and all of Sinclair's other outstanding senior subordinated indebtedness is guaranteed by Sinclair's subsidiaries on a senior subordinated basis. It is likely that additional senior or senior subordinated debt incurred by Sinclair in the future will also be guaranteed by Sinclair's subsidiaries. Accordingly, the notes offered hereby will be structurally subordinated to all of Sinclair's senior indebtedness and senior subordinated indebtedness to the extent of the assets of Sinclair's subsidiaries. Substantially all of Sinclair's business is operated through its subsidiaries.

        As described elsewhere in this prospectus, if Sinclair transfers all or substantially all of its assets to a wholly owned subsidiary of Sinclair which would hold all or substantially all of Sinclair's broadcast operations and this subsidiary becomes the primary obligor under substantially all of Sinclair's indebtedness other than the notes (including indebtedness under Sinclair's Bank Credit Agreement and senior subordinated notes), the notes will remain indebtedness of Sinclair and will be deemed to be senior indebtedness of Sinclair (ranking pari passu with all of Sinclair's remaining unsubordinated debt) and the subordination provisions described above will cease to be applicable or enforceable. Notwithstanding the foregoing, if Sinclair's wholly owned subsidiary becomes the primary obligor under substantially all of Sinclair's indebtedness, holders of the notes will remain effectively structurally subordinated to all of the indebtedness of this new wholly owned subsidiary. In the event of a liquidation or bankruptcy proceeding, creditors of this wholly owned subsidiary would be entitled to recover from its assets and the assets of its subsidiaries prior to the holders of the notes.

        In addition, Sinclair will agree that any notes which it issues after the date hereof which are not guaranteed by Sinclair's subsidiaries (which generate more than 50% of Sinclair's consolidated assets and more than 50% of its consolidated revenue) may not rank senior in right of payment to the notes.

Events of Default

        An event of default will occur under the indenture if:

  (1)
  there shall be a default in the payment of any interest (including contingent cash interest) on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

  (2)
  there shall be a default in the payment of the principal, including accrued principal accretion, of (or premium, if any, on) any note at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

  (3)
  (a) there shall be a default in the performance, or breach, of any covenant or agreement of Sinclair under the indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) or in clause (b) or (c) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to Sinclair by the trustee or (y) to Sinclair and the trustee by the holders of at least 25% in aggregate principal amount at issuance of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger, Sale of Assets"; or (c) Sinclair shall have failed to repurchase all or any part of the notes in accordance with the provisions of "—Repurchase of Notes at Your Option Upon a Fundamental Change;"

  (4)
  one or more defaults shall have occurred under any agreements, indentures or instruments under which Sinclair or any subsidiary then has outstanding indebtedness in excess of

    $10,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such indebtedness shall have been accelerated;

  (5)
  one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against Sinclair or any subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

  (6)
  any holder or holders of at least $10,000,000 in aggregate principal amount of indebtedness of Sinclair or any subsidiary after a default under such indebtedness shall notify the trustee of the intended sale or disposition of any assets of Sinclair or any subsidiary that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of Sinclair or any subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

  (7)
  there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Sinclair or any subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Sinclair or any subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Sinclair or any subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sinclair or any subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

  (8)
  (a)   Sinclair or any subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

  (b)
  Sinclair or any subsidiary consents to the entry of a decree or order for relief in respect of Sinclair or such subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

  (c)
  Sinclair or any subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

  (d)
  Sinclair or any subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Sinclair or such subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or

  (e)
  Sinclair or any subsidiary takes any corporate action in furtherance of any such actions in this paragraph (8).

        If an event of default (other than as specified in clauses (7) and (8) of the prior paragraph) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount at issuance of the notes outstanding may, and the trustee at the request of such holders shall, declare an amount equal to the accreted principal price of the notes through the date of such declaration of the notes, and any accrued and unpaid cash interest (including contingent cash interest) on the notes through the date of such declaration, to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the notes); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the trustee by the agent under the Bank Credit Agreement or (b) acceleration of the indebtedness under the Bank Credit Agreement. Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an event of default specified in clause (7) or (8) of the prior paragraph occurs and is continuing, then an amount equal to the accreted principal price of all the notes through the occurrence of such event, together with any accrued and unpaid cash interest (including contingent cash interest) through the occurrence of such event, shall ipso facto become and be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. The trustee or, if notice of acceleration is given by the holders of the notes, the holders of the notes shall give notice to the agent under the Bank Credit Agreement of such acceleration.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount at issuance of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest (including contingent cash interest) on all notes, (3) the accreted principal price of any notes which have become due otherwise than by such declaration of acceleration and interest thereon (including contingent cash interest) at a rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent cash interest) at the rate borne by the notes; and (b) all events of default, other than the non-payment of the accreted principal price and any accrued and unpaid cash interest (including any accrued and unpaid contingent cash interest), which have become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount at issuance of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or accrued and unpaid interest (including contingent cash interest) on any note, the accreted principal price, accrued principal accretion, redemption price, purchase price or fundamental change price of any note, or in respect of a failure to convert any note into class A common stock as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

        We are also required to notify the trustee within five business days of the occurrence of any default. We are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

        The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of Sinclair to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default or else resign.

Modification and Waiver

        Modifications and amendments of the indenture relating to the notes may be made by Sinclair and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at issuance of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  (1)
  change the stated maturity of the principal of, or any installment of interest (including contingent cash interest) on, any note or reduce the principal amount at maturity thereof or the rate of interest (including contingent cash interest) thereon or any premium payable upon the redemption thereof, or alter the manner of calculation or rate of accrual of principal accretion on any note, or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date) or with respect to the conversion of notes;

  (2)
  amend, change or modify the obligation of Sinclair to repurchase all or any part of the notes in the event of a fundamental change in accordance with "Repurchase of Notes at Your Option Upon a Fundamental Change," including amending, changing or modifying any definitions with respect thereto;

  (3)
  reduce the percentage in principal amount at issuance of outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults;

  (4)
  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture relating to the notes cannot be modified or waived without the consent of the holder of each note affected thereby;

  (5)
  except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by Sinclair of any of its rights and obligations under the indenture;

  (6)
  amend or modify any of the provisions of the indenture relating to the subordination of the notes in any manner adverse to the holders of the notes;

  (7)
  adversely affect the right of holders to convert notes other than as provided in the indenture; or

  (8)
  reduce the principal amount at issuance, accreted principal price, the accrued principal accretion, the redemption price, the purchase price or the fundamental change purchase price of any note, or amend or modify in any manner adverse to the holders of notes Sinclair's obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

        Without the consent of any holders, Sinclair, when authorized by a resolution of the board of directors, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, in form and substance satisfactory to the trustee, for any of the following purposes:

  (1)
  to evidence the succession of another person to Sinclair or any other obligor upon the notes, and the assumption by any such successor of the covenants of Sinclair or obligor under the Indenture and in the notes, in each case in compliance with the provisions of the Indenture;

  (2)
  to add to the covenants of Sinclair or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred in the indenture upon Sinclair or any other obligor upon the notes, as applicable, in the indenture or in the notes;

  (3)
  to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not adversely affect the interests of the holders;

  (4)
  to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  (5)
  to add a guarantor;

  (6)
  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  (7)
  to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of the indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to this indenture or otherwise; or

  (8)
  to provide for uncertificated notes in place of or in addition to certificated notes.

        The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal, interest (including contingent cash interest) or accrued principal accretion on any note when due, (2) we fail to convert any note into class A common stock as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger, Sale of Assets

        Sinclair shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

  (1)
  either (a) Sinclair shall be the continuing corporation or (b) the person (if other than Sinclair) formed by such consolidation or into which Sinclair is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its subsidiaries on a consolidated basis (the "surviving entity") shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of

    America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all the obligations of Sinclair under the notes and the indenture and the registration rights agreement, and the indenture and the registration rights agreement shall remain in full force and effect;

  (2)
  immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

  (3)
  Sinclair or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Sinclair is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of Sinclair and Sinclair would be discharged from its obligations under the indenture, the notes and the registration rights agreements.

        Notwithstanding the foregoing, Sinclair may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of Sinclair without complying with the above provisions in a transaction or series of transactions in which Sinclair remains the obligor on the notes.

        An assumption by any person of Sinclair's obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Registration Rights

        We and the initial purchasers have entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to file, at our expense, with the SEC within 120 days of May 20, 2003, a shelf registration statement on Form S-1 or Form S-3 to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 210 days of May 20, 2003.

        We have filed the shelf registration statement containing this prospectus to satisfy our obligations under the registration rights agreement. Notwithstanding the foregoing, we are permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "suspension period").

        Each holder who sells the notes or shares of class A common stock issued upon conversion of the notes under this shelf registration statement will generally be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

        "Registrable securities" means each note and any underlying share of class A common stock until the earliest of (i) its effective registration under the Securities Act and resale in accordance with the registration statement covering it, (ii) expiration of the holding period that would be applicable thereto under Rule 144(k) under the Securities Act were it not held by an affiliate of Sinclair, (iii) its sale to the public pursuant to Rule 144 under the Securities Act and (iv) the date that is two years after the later of the original issuance of the notes and the last date that Sinclair or any of its affiliates was the owner of such notes (or any predecessor thereto),

        We will:

  •
  provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of this shelf registration statement;

  •
  notify each such holder when this shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit unrestricted resales of the registrable securities.

        If:

  •
  the shelf registration statement is not filed with the SEC within 120 days of May 20, 2003,

  •
  the shelf registration statement has not been declared effective by the SEC within 210 days of May 20, 2003, or

  •
  the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 60 days in the aggregate in any 12-month period,

(each such event referred to in the bullets above being referred to as a "registration default"), we will pay additional interest to each holder of registrable securities, from and including the date following the registration default but excluding the day on which all registration defaults have been cured, who has timely provided the required selling securityholder information to us. The amount of additional interest payable during any period during which a registration default shall have occurred and be continuing is:

  •
  in the case of notes, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the applicable principal amount (as defined below) of such notes, or

  •
  in the case of class A common stock issued upon conversion of the notes, at a rate per year equal to 0.25% for the first 90-day period and 0.50% thereafter of the applicable principal amount of the holder's converted notes.

        The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at issuance of notes, the accreted principal price with respect to such notes through such date of determination.

        So long as a registration default continues, we will pay additional interest in cash on January 15 and July 15 of each year to the holder of record of the notes or shares of class A common stock issued upon conversion of the notes, as the case may be, on the immediately preceding January 1 or July 1. Following the cure of all registration defaults, additional interest will cease to accrue with respect to such registration default.

        We agreed to use our best efforts to cause the shelf registration statement to be effective for a period ending on the earliest of (1) two years after the later of the last date of original issuance of any of the notes and the date on which we or any of our affiliates owned any of the notes, (2) the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act, (3) the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement, and (4) the date when all of the registrable securities of those Holders that have provided the information required have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).

        The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or shares of class A common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

        Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our class A common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Transfer and Exchange

        We expect to appoint a security registrar, paying agent, bid solicitation agent, calculation agent and conversion agent. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent;

  •
  appoint additional paying agents, bid solicitation agents, calculation agents or conversion agents; or

  •
  approve any change in the office through which any security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent acts.

Repurchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        Wachovia Bank, National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with Sinclair and any affiliate of Sinclair with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

Certain Definitions

        "Bank Credit Agreement" is defined as the Credit Agreement, dated as of July 15, 2002, between Sinclair, the subsidiaries of Sinclair identified on the signature pages thereof under the caption "Subsidiary Guarantors," the lenders named therein and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as agent, as amended on December 31, 2002, and as such agreement may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the indenture, "Bank Credit Agreement" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the indebtedness or the commitments to lend thereunder.

        "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, the State of Maryland or the city in which the trustee's corporate trust office is located are authorized or obligated by law or executive order to close.

        "disqualified equity interests" means any equity interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be, required to be redeemed prior to any stated maturity of the principal of the notes or are redeemable at the option of the holder thereof at any time prior to any such stated maturity (other than upon a change of control of or sale of assets by Sinclair in circumstances where the holders of the notes would have similar rights), or are convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof

        "equity interest" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such person, including any preferred equity interests.

        "founders' notes" means the term notes, dated September 30, 1990, made by the Company to Julian S. Smith and to Carolyn C. Smith pursuant to a stock redemption agreement, dated June 19, 1990, among Sinclair, certain of its subsidiaries, Julian S. Smith, Carolyn C. Smith, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

        "indebtedness" means, with respect to any person, without duplication, (i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any equity interests of such person, or any warrants, rights or options to acquire such equity interests, now or hereafter outstanding, (ii) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under interest rate agreements of such person, (v) all capital lease obligations of such person, (vi) all indebtedness referred to in clauses (i) through (v) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, (vii) all guaranteed debt of such person, (viii) all disqualified equity interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above; provided, however, that the term indebtedness shall not include (1) any obligations of Sinclair and its subsidiaries with respect to film contracts entered into in the ordinary course of business and (2) the $200 million aggregate liquidation value of the 11 5/8% High Yield Trust Offered Preferred Securities of Sinclair Capital (the "HYTOPS") and any other similar instruments issued to replace or refinance the HYTOPS. The amount of indebtedness of any person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such person prepared as of such date in accordance with GAAP and the maximum determinable liability of any guaranteed debt referred to in clause (vii) above at such date. For purposes hereof, the "maximum fixed repurchase price" of any disqualified equity interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such disqualified equity interests as if such disqualified equity interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such disqualified equity interests, such fair market value to be determined in good faith by the board of directors of the issuer of such disqualified equity interests.

        "indenture" means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

        "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

        "subsidiary" means any person a majority of the equity ownership or the voting stock of which is at the time owned, directly or indirectly, by Sinclair or by one or more other subsidiaries, or by Sinclair and one or more other subsidiaries.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Beneficial owners of interests in global securities who desire to convert their interests into class A common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal, interest (including contingent cash interest) and accrued principal accretion on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal, interest (including contingent cash interest) or accrued principal accretion, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Notice to Investors."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        We currently have two classes of common stock, each having a par value of $.01 per share, and two classes of issued and outstanding preferred stock, also with a par value of $.01 per share.

        The following summary of our capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation (the "Amended Certificate"), which are incorporated by reference into this prospectus.

        The Amended Certificate authorizes us to issue up to 500,000,000 shares of class A common stock, par value $.01 per share, 140,000,000 shares of class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 2003, 85,629,748 shares of common stock, consisting of 43,937,870 shares of class A common stock and 41,691,878 shares of class B common stock, were issued and outstanding, 2,062,000 shares of series C preferred stock were issued and outstanding and 3,450,000 shares of series D preferred stock were issued and outstanding.

        If we decide to create a modified holding structure, all of our class A stock, class B common stock and series D preferred stock would remain obligations of Sinclair. The series C preferred stock was redeemed in connection with the redemption of the HYTOPS.

Common Stock

        The rights of the holders of the class A common stock and class B common stock are substantially identical in all respects, except for voting rights and the right of class B common stock to convert into class A common stock. The holders of the class A common stock are entitled to one vote per share. The holders of the class B common stock are entitled to ten votes per share except as described below. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland ("Maryland General Corporation Law"). Except for transfers to a permitted transferee (generally, related parties of David D. Smith, Frederick G. Smith, J. Duncan Smith or Robert E. Smith (whom we refer to as the controlling stockholders), any transfer of shares of class B common stock held by any of the controlling stockholders will cause the shares to be automatically converted to class A common stock. In addition, if the total number of shares of common stock held by the controlling stockholders falls to below 10% of the total number of shares of common stock outstanding, all of the outstanding shares of class B common stock automatically will be classified as class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the class A common stock must be identical to that received by the holders of the class B common stock, except that in any transaction in which shares of a third party's common stock are distributed in exchange for our common stock, the shares may differ as to voting rights to the extent that the voting rights now differ among the classes of common stock.

        The holders of class A common stock and class B common stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) "going private" transaction; (b) sale or other disposition of all or substantially all of our assets; (c) sale or transfer which would cause a fundamental change in the nature of our business; or (d) merger or consolidation of our Company in which the holders of our common stock will own less than 50% of the common stock following the transaction. A "going private" transaction is defined as any "Rule 13e-3 transaction," as the term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") between us and (1) the controlling stockholders, (2) any affiliate of the controlling stockholders, or (3) any group of which the controlling stockholders are an affiliate or of which the controlling stockholders are a member. An "affiliate" is defined as (1) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the controlling stockholders; (2) any corporation or organization (other than us or one of our majority-owned subsidiaries) of which any of the controlling stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the controlling stockholders has a substantial beneficial interest; (3) a voting trust or similar arrangement pursuant to which the controlling stockholders generally control the vote of the shares of common stock held by or subject to any trust or arrangement; (4) any other trust or estate in which any of the controlling stockholders has a substantial beneficial interest or as to which any of the controlling stockholders serves as a trustee or in a similar fiduciary capacity; or (5) any relative or spouse of the controlling stockholders or any relative of the spouse who has the same residence as any of the controlling stockholders.

        Under Maryland General Corporation Law, the holders of common stock are entitled to vote as a separate class with respect to any amendment of the Amended Certificate that would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or modify or change the powers, preferences or special rights of the shares of the class so as to affect the class adversely.

        Our stockholders have no preemptive rights or other rights to subscribe for additional shares, except that the class B common stock is convertible into class A common stock by the holders thereof. Except as described in the prior sentence, no shares of any class of common stock have conversion rights or are subject to redemption. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of funds legally available therefor and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders upon our liquidation, dissolution or winding up. Under our bank credit agreement, the existing indentures and certain of our debt, our ability to declare common stock dividends is restricted.

New Preferred Stock

        The board of directors has authority to classify and reclassify any of the unissued shares of preferred stock from time to time by setting or changing in any one or more respects the liquidation or dividend preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the preferred stock; provided, however, that the board of directors may not classify or reclassify any such shares into common stock, or into any class or series of stock which has the same or lower liquidation priority as the common stock.

Depositary Shares

        We may, at our option, elect to offer receipts for fractional interests ("depositary shares") in preferred stock, rather than full shares of preferred stock. In such event, receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, will be issued and the shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary to be named by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

Existing Preferred Stock

        Series C Preferred Stock.    As of June 30, 2003, we had issued and outstanding 2,062,000 shares of series C preferred stock, all of which shares were held by KDSM, LLC (successor by merger to

KDSM, Inc.), one of our wholly-owned subsidiaries. Each share of series C preferred stock had a liquidation preference (the "liquidation amount") of $100 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to the date of payment. KDSM, Inc. purchased the series C preferred stock from the proceeds of $206,200,000 aggregate principal amount of 11 5/8% Senior Debentures due 2009 (the "KDSM Senior Debentures"), all of which were held by Sinclair Capital, a trust, all of the common securities of which are held by KDSM, LLC (successor by merger to KDSM, Inc.). The obligations of KDSM, LLC (successor by merger to KDSM, Inc.) under the KDSM Senior Debentures were secured by the series C preferred stock. The trust purchased the KDSM Senior Debentures with the proceeds of $200 million aggregate liquidation value of 11 5/8% High Yield Trust Offered Preferred Securities (the "HYTOPS") plus the proceeds of the issuance to KDSM, Inc. of $6.2 million of common securities of the trust.

        In connection with the redemption of the HYTOPS, the series C preferred stock and the KDSM Senior Debentures were redeemed.

        Series D Convertible Exchangeable Preferred Stock.    As of June 30, 2003, we had issued and outstanding 3,450,000 shares of series D convertible exchangeable preferred stock. Each share of series D convertible exchangeable preferred stock has a liquidation preference of $50 plus an amount equal to any accrued and unpaid dividends.

        With respect to dividends and amounts payable upon our liquidation, dissolution or winding up, the series D convertible exchangeable preferred stock will rank (1) junior in right of payment to all our indebtedness and our subsidiaries' indebtedness, and (2) senior to the class A common stock and the class B common stock. Dividends on the series D convertible exchangeable preferred stock are cumulative and accrue from September 23, 1997, the date of issuance, and are payable quarterly commencing on December 15, 1997, in the amount of $3.00 per share annually, when, as and if declared by our board of directors out of legally available funds.

        Holders of series D convertible exchangeable preferred stock do not have any voting rights in ordinary circumstances. In exercising any voting rights, each outstanding share of series D convertible exchangeable preferred stock will be entitled to one vote. Whenever dividends on the series D convertible exchangeable preferred stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of our board of directors will be increased by two (or, if the size of the board of directors cannot be so increased, we shall cause the removal or resignation of a sufficient number of directors), and the holders of a majority of the series D convertible exchangeable preferred stock, voting separately as a class, will be entitled to select two directors to the board of directors at (1) any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or (2) a special meeting of stockholders called by us at the request of the holders of the series D convertible exchangeable preferred stock. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment. Under certain circumstances, we may be required to pay additional dividends if we fail to provide for the board seats referred to above.

        In addition, so long as any series D convertible exchangeable preferred stock is outstanding, we may not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of series D convertible exchangeable preferred stock (1) amend, alter or repeal (by merger or otherwise) any provision of the Amended Certificate, or our By-Laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the series D convertible exchangeable preferred stock, (2) authorize any new class of Senior Dividend Stock (as defined), any Senior Liquidation Stock (as defined) or any security convertible into Senior Dividend Stock or Senior

Liquidation Stock, or (3) effect any reclassification of the series D convertible exchangeable preferred stock.

        The shares of series D convertible exchangeable preferred stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into our class A common stock, at a conversion price of $22.8125 per share of class A common stock (equivalent to a conversion rate of 2.19178082 shares of class A common stock per share of series D convertible exchangeable preferred stock), subject to adjustment in certain events.

        Upon the occurrence of a change of control, each share of series D convertible exchangeable preferred stock will be convertible at the option of its holder for a limited period into the number of shares of class A common stock determined by dividing the $50 liquidation preference of such share, plus accrued and unpaid dividends, by the greater of (1) the average of the last reported sales price per share of the class A common stock for the last five trading days before the change of control or (2) $26.42, as adjusted for stock splits or combinations. Upon a change of control, we may elect to pay holders of the series D convertible exchangeable preferred stock exercising their special conversion rights an amount in cash equal to the $50 liquidation preference of the series D convertible exchangeable preferred stock plus any accrued and unpaid dividends, in which event no conversion pursuant to the exercise of the special conversion rights will occur, unless we default in payment of such amounts. A change of control will result in an event of default under our bank credit agreement and could result in the acceleration of all indebtedness under our bank credit agreement. Moreover, our bank credit agreement prohibits us from repurchasing series D convertible exchangeable preferred stock. A change of control will also require us to offer to redeem the existing notes.

        The series D convertible exchangeable preferred stock is redeemable at our option, in whole or from time to time in part, for cash, initially at a price per share equal to 104.20% of the liquidation preference thereof, declining ratably on or after September 15 of each year thereafter to a redemption price equal to 100% of such liquidation preference per share on or after September 15, 2007 plus, in each case, accrued and unpaid dividends. Subject to certain conditions, we may, at our option, on any scheduled date for the payment of dividends on the series D convertible exchangeable preferred stock, exchange the series D convertible exchangeable preferred stock, in whole but not in part, for our 6% convertible subordinated debentures due 2012 (the "exchange debentures"). Holders of series D convertible exchangeable preferred stock so exchanged will be entitled to $1,000 principal amount of exchange debentures for each $1,000 of liquidation preference of series D convertible exchangeable preferred stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends (whether or not declared) thereon to the date of exchange. The exchange debentures will bear interest payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such payment date following the date of exchange. At our option, the exchange debentures will be redeemable, in whole or in part, at redemption prices beginning at 104.20% of the principal amount of the Exchange Debentures and decreasing to 100% of such principal amount on September 15, 2007, plus accrued and unpaid interest. Under certain circumstances involving a change of control, holders will have the right to require us to purchase their exchange debentures at a price equal to 100% of the principal amount thereof plus accrued interest. The exchange debentures will be convertible into class A common stock on substantially the same terms as the series D convertible exchangeable preferred stock is convertible into class A common stock. The exchange debentures will be subordinated to all senior indebtedness.

Certain Statutory and Charter Provisions

        The following paragraphs summarize certain provisions of the Maryland General Corporation Law and our Amended Certificate and By-laws. The summary does not purport to be complete and reference is made to the Maryland General Corporation Law and our Amended Certificate and By-Laws for complete information.

        Business Combinations.    Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation. It is anticipated that our board of directors will exempt from the Maryland statute any business combination with the controlling stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

        Control Share Acquisitions.    The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third of the shares, (ii) one-third or more but less than a majority of the shares, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to the articles of incorporation or by-laws of the corporation.

        Effect of Business Combination and Control Share Acquisition Statutes.    The business combination and control share acquisition statutes could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of shares of our common stock or otherwise be in their best interest.

        Limitation on Liability of Directors and Officers.    Our Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, none of our directors or officers shall have any liability to us or our stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which such provision applies, the remedies available to us or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

        Indemnification.    Our Amended Certificate and By-laws provide that we may advance expenses to our currently acting and our former directors to the fullest extent permitted by Maryland General Corporation Law, and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to the further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to the further extent as is consistent with law.

        We have also entered into indemnification agreements with certain officers and directors that provide that we shall indemnify and advance expenses to the officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to the greater extent as applicable law may thereafter from time to time permit. The agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.

        Foreign Ownership.    Under our Amended Certificate and to comply with FCC rules and regulations, we are not permitted to issue or transfer on our books any of our capital stock to or for the account of any Alien (as defined) if after giving effect to the issuance or transfer, the capital stock held by or for the account of any Alien or Aliens would exceed, individually or in the aggregate, 25% of our capital stock at any time outstanding. Pursuant to our Amended Certificate, we will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of the prohibition will be void and of no force and effect. Our Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all of the shares of our capital stock outstanding and entitled to vote at any time and from time to time. The percentage, however, is 20% in the case of our subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as our officer and no more than 25% of the total number of our directors at any time may be Aliens. The Amended Certificate further gives our board of directors all power necessary to administer the above provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for our class A common stock is Mellon Investor Services LLC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion represents the opinion of Ernst & Young LLP regarding the material U.S. federal income tax considerations (and to the extent set forth below, certain U.S. federal estate tax consequences for non-U.S. holders, as defined below) relevant to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all potential tax considerations relating thereto that may be relevant to a holder based on its particular situation. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or revoked, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This discussion is limited to beneficial owners of notes who purchase notes upon their initial issuance at their initial issue price (as defined below under "Consequences to U.S. Holders—Accrual of Interest") and who hold the notes and the common stock into which such notes are convertible as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes (except to the extent specifically set forth below);

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that own, or are deemed to own, more than 5% of our stock (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes or common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

In addition, if a beneficial owner of notes is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of notes that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

        THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT

YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE AND GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Notes

        For U.S. federal income tax purposes, the notes should be subject to the Treasury regulations governing contingent payment debt instruments (the "Contingent Debt Regulations"). Under the indenture governing the notes, we and each holder and beneficial owner of the notes agree (in the absence of a change in applicable law requiring a contrary treatment), for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the Contingent Debt Regulations. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatment of the notes. In June 2002, the IRS issued a revenue ruling with respect to instruments similar to the notes and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the notes remains uncertain in several other respects, and no rulings have been sought by us from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes or with respect to our common stock received on conversion of a note. In particular, a beneficial owner might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. You should consult your tax advisor concerning the tax treatment of ownership and disposition of the notes or common stock.

Consequences to U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or common stock. Certain consequences to "non-U.S. holders" of the notes or common stock are described under "—Consequences to Non-U.S. Holders" below. The term "U.S. holder" means a beneficial owner of a note or common stock who or that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Accrual of Interest

        Under the Contingent Debt Regulations, actual cash payments on the notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

  •
  require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

        You will be required to accrue an amount of ordinary interest income as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the note that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the notes.

        The initial issue price of a note will be the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment previously made with respect to the note and the projected amount of any contingent payment previously scheduled to be made with respect to the notes under the projected payment schedule described below.

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to those of the notes. Accordingly, we have determined that the comparable yield is an annual rate of 9.25%, compounded semi-annually. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that any such challenge would not be successful.

        We are required to furnish to you the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the noncontingent interest payments on the notes and estimates of the amount and timing of contingent interest payments and the amount of the payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth on page (i) of this prospectus. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the projected payment schedule in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount or timing of the payments on a note.

Adjustments to Interest Accruals on the Notes

        If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual contingent payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected contingent payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the actual contingent payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual contingent payments that in the aggregate are less than the amount of projected contingent payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

  •
  first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount inclusions were previously offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be carried forward and will be treated as a regular negative adjustment in the succeeding taxable year or will reduce the amount realized on a sale, exchange, repurchase, redemption or conversion of your notes.

Sale, Exchange, Conversion or Redemption of the Notes

        Upon the sale, exchange, repurchase or redemption of a note, as well as upon a conversion of a note, you generally will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. By purchasing a note, you agree in the indenture that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on the conversion as a contingent payment. Such gain on a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for more than one year. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally equal to your original purchase price for the note, increased by original issue discount (determined without regard to any adjustments to original issue discount accruals described above) you previously accrued on the note, and reduced by the amount of any noncontingent payment previously made with respect to the note and the projected amount of any contingent payment previously scheduled to be made on the note under the projected payment schedule described above.

        Under this treatment, your tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

        If you convert your notes between a record date for an interest payment and the next interest payment date and, as a result, receive a payment of cash interest or contingent cash interest, as described in "Description of Notes—Conversion of Notes," you should consult your tax advisors concerning the appropriate tax treatment of such payments.

        We have the right under the indenture to add additional dates on which you would have the option to require us to repurchase the notes. It is unclear under current law whether our exercise of this right would give rise to a deemed exchange of your notes for "new" notes for U.S. federal income tax purposes. If our exercise of this right does constitute a deemed exchange, a beneficial owner of the notes may be affected adversely. For example, the notes would be deemed retired and reissued for U.S. federal income tax purposes, and might not be subject to the Contingent Debt Regulations or, if subject to the Contingent Debt Regulations, might have a different comparable yield and projected payment schedule. Further, a beneficial owner might have taxable gain or loss as a result of the deemed exchange generally equal to the difference between the value of the notes at the time of the deemed exchange and the beneficial owner's tax basis in the notes at such time. If we exercise our right to add one or more additional dates on which you would have the option to require us to repurchase the notes, you should consult your own tax advisor concerning the tax consequences of this alteration in the terms of the notes.

Constructive Dividends

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received taxable distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive taxable distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive taxable distribution to you.

Dividends

        If you convert your note into common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction.

        Pursuant to recently enacted legislation, dividends on our common stock received by certain non-corporate U.S holders, including individuals, may qualify for a reduced rate of U.S. federal income tax.

Sale, Exchange or Redemption of Common Stock

        Upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "—Sale, Exchange, Conversion or Redemption of the Notes." The deductibility of capital losses is subject to limitations.

Additional Payments

        We may be required to pay additional amounts to you if we do not file or cause to be declared effective a registration statement, as described above under "Registration Rights." We intend to take the position for U.S. federal income tax purposes that any such additional amounts should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional amounts will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you under the indenture. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional amounts.

        If we do fail to file or cause to be declared effective a registration statement, you should consult your tax advisors concerning the appropriate tax treatment of the payment of such additional amounts to you.

Backup Withholding and Information Reporting

        We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid or original issue discount accrued on the notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

  •
  fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnish an incorrect TIN;

  •
  are notified by the IRS that you have failed to properly report payments of interest or dividends; or

  •
  fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences and estate tax consequences that will apply to you if you are a non-U.S. holder of the notes or common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of notes or common stock who or that is not a U.S. holder (as defined below).

Payments of Interest

        In general, subject to the discussion below concerning backup withholding, you will not be subject to the U.S. federal withholding tax with respect to payments of interest on the notes (including amounts taken into income as interest under the accrual rules described above under "—Consequences to U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the notes) provided that:

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person" as defined in the Code;

  •
  you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

  •
  such payments (and amounts) are not effectively connected with a trade or business in the United States conducted by you; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

        If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on a note, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the Code or under an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

        Absent further relevant guidance from the IRS, in the event that we do not file or cause to be declared effective a registration statement, as described under "Registration Rights," and we pay additional amounts to you as described therein, we intend to treat such additional payments as subject to U.S. federal withholding tax. Therefore, we intend to withhold on any such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from you claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable U.S. income tax treaty or that such payments are effectively connected with the conduct of a U.S. trade or business. You should consult your own tax advisers as to whether you can obtain a refund for the withholding tax imposed on such additional amounts because such amounts represent interest qualifying for an exemption or based on some other rationale.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock

        Any gain realized by you on the sale, exchange, redemption, conversion or other taxable disposition of a note will generally be treated as interest income generally subject to the rules described above under "—Payments of Interest."

        Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

  •
  you are subject to Code provisions applicable to certain U.S. expatriates; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. person as defined under the Code, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

        We do not believe that we are currently, and we do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly or indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

        In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see "—Consequences to U.S. Holders—Constructive Dividends" above) will be subject to withholding of U.S. federal income tax at a 30% rate (which in the case of any deemed distributions generally would be satisfied by withholding from subsequent payments on the notes), unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

U.S. Federal Estate Tax

        If you are an individual and are not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death:

  •
  you own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code; or

  •
  payments with respect to your notes are effectively connected with your conduct of a trade or business in the United States.

If you are an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes), your common stock will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "—Consequences to Non-U.S. Holders-Payments of Interest." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act or to be non-U.S. persons outside the United States. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of class A common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or prior to July 31, 2003. The selling securityholders may offer all, some or none of the notes or the class A common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the class A common stock, we cannot estimate the amount of the notes or the class A common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $150.0 million aggregate principal amount of notes outstanding.

        The number of shares of class A common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 44.7015 shares of class A common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 43,937,870 shares of class A common stock outstanding on June 30, 2003. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, from time to time, if required. The number of shares of class A common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than class A common stock into which the notes are convertible.

Name	Principal amount of notes beneficially owned and offered hereby	Percentage of notes outstanding	Number of shares of class A common stock that may be sold	Percentage of shares of class A common stock outstanding(1)
AIG DKR SoundShore Strategic Holding Fund Ltd.	$2,500,000	1.67%	111,753	*
AIG/National Union Fire Insurance	$115,000	*	5,140	*
Alpine Associates	$4,400,000	2.93%	196,686	*
Alpine Partners, LP.	$600,000	*	26,820	*
American Skandia Trust—Bond Debenture Portfolio	$1,000,000	*	44,701	*
Argent Classic Convertible Arbitrage Fund LP	$1,600,000	1.07%	71,522	*
Arkansas PERS	$565,000	*	25,256	*
Attorney's Title Insurance Fund	$25,000	*	1,117	*
Bank Austria Cayman Islands, Ltd.	$1,000,000	*	44,701	*

Barclays Global Investors Equity Hedge Fund II	$11,000	*	491	*
BBT Fund, L.P.	$5,000,000	3.33%	223,507	*
BNP Paribas Equity Strategies, SNC	$1,398,000	*	62,497	*
Boilermakers Blacksmith Pension Trust	$720,000	*	32,185	*
BP Amoco PLC Master Trust (2)	$487,000	*	21,769	*
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust	$8,000,000	5.33%	357,612	*
Concentrated Alpha Partners, L.P.	$2,500,000	1.67%	111,753	*
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	$1,170,000	*	52,300	*
Delaware PERS	$800,000	*	35,761	*
Delta Airlines Master Trust	$330,000	*	14,751	*
Duke Endowment	$140,000	*	6,258	*
Fore Convertible Masterfund Ltd.	$500,000	*	22,350	*
Froley Revy Investment Convertible Security Fund	$85,000	*	3,799	*
Fuji U.S. Income Open	$2,000,000	1.33%	89,403	*
Gaia Offshore Master Fund Ltd.	$1,900,000	1.27%	84,932	*
Gasner Investors Holdings Ltd.	$500,000	*	22,350	*
Guggenheim Portfolio Co. XV, LLC	$750,000	*	33,526	*
Hotel Union & Hotel Industry of Hawaii Pension Plan (3)	$189,000	*	8,448	*
ICI American Holdings Trust	$180,000	*	8,046	*
Jefferies and Company Inc. (4)	$3,000	*	134	*
KBC Financial Products (Cayman Island) Ltd.	$3,000,000	2.00%	134,104	*
Lord Abbett America's Value Fund	$200,000	*	8,940	*
Lord, Abbett Bond Debenture Fund	$5,000,000	3.33%	223,507	*
Lord Abbett Series Fund — America's Value Portfolio	$5,000	*	223	*
Lord, Abbett Series Fund Bond Debentures	$200,000	*	8,940	*
Lyxor/Gaia II Fund Ltd.	$500,000	*	22,350	*
Met Investors Series Trust—America's Value	$5,000	*	223	*
Met Investors Series Trust—Bond Debenture	$2,500,000	1.67%	111,753	*
Morgan Stanley Convertible Securities Trust	$1,500,000	1.00%	67,052	*
Nuveen Preferred & Convertible Income Fund	$3,425,000	2.28%	153,102	*
Phoenix—Lord Abbett Bond Debenture Series	$15,000	*	670	*
Prudential Insurance Co. of America	$50,000	*	2,235	*
Ramius Master Fund, Ltd.	$3,275,000	2.18%	146,397	*
Ramius Partners II, LP	$200,000	*	8,940	*

RCG Halifax Master Fund, Ltd.	$500,000	*	22,350	*
RCG Latitude Master Fund, Ltd.	$3,275,000	2.18%	146,397	*
RCG Multi Strategy Master Fund, Ltd.	$400,000	*	17,880	*
Relay 3 Asset Holding Co. Limited	$12,000	*	536	*
Roszel/Lord Abbett Bond Debenture	$10,000	*	447	*
S.A.C. Capital Associates, LLC (5)	$1,000,000		44,701	*
Scorpion Offshore Investment Fund, Ltd.	$67,000	*	2,995	*
Singlehedge US Convertible Arbitrage Fund	$234,000	*	10,460	*
South Dakota Retirement System	$3,000,000	2.00%	134,104	*
Southern Farm Bureau Life Insurance	$195,000	*	8,716	*
SPhinx Convertible Arb Fund SPC (6)	$138,000	*	6,168	*
SP Holdings Ltd.	$36,000	*	1,609	*
Standard Global Equity Partners, L.P.	$290,000	*	12,963	*
Standard Global Equity Partners SA, L.P.	$111,000	*	4,961	*
Standard Global Equity Partners II, L.P.	$11,000	*	491	*
Standard Pacific Capital Offshore Fund, Ltd.	$915,000	*	915	*
Standard Pacific Mac 16, Ltd.	$47,000	*	2,100	*
State of Oregon/Equity	$2,535,000	1.69%	113,318	*
Sturgeon Limited	$198,000	*	8,850	*
Sunrise Partners Limited Partnership	$500,000	*	22,350	*
Syngenta AG	$135,000	*	6,034	*
Topanga XI	$900,000	*	40,231	*
TO Securities (USA) Inc. (7)	$1,500,000	1.00%	67,052	*
Viacom Inc. Pension Plan Master Trust (8)	$16,000	*	715	*
Wachovia Securities Inc.	$3,250,000	2.17%	145,279	*
WPG Convertible Arbitrage Overseas Master Fund	$1,000,000	*	44,701	*
WPG MSA Convertible Arbitrage Fund	$250,000	*	11,175	*
Xavex Convertible Arbitrage #5	$600,000	*	26,820	*
Zeneca Holdings Trust	$200,000	*	8,940	*
Zurich Institutional Benchmarks Master Fund Ltd. (9)	$1,167,000	*	52,166	*
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders (10)	$69,165,000	46.11%	3,091,779	6.57%
Total	$150,000,000	100%	6,705,225	13.24%

(1)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 43,937,870 shares of class A common stock outstanding on June 30, 2003. In calculating this amount, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that particular holder's notes or other securities. However, we did not assume the conversion of any other holder's notes or other securities.

(2)
In addition to the securities reported above, the holder beneficially owns 20,976 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(3)
In addition to the securities reported above, the holder beneficially owns 8,816 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(4)
In addition to the securities reported above, the holder beneficially owns 198 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(5)
In addition to the securities reported above, the holder beneficially owns 260,000 shares of our class A common stock.

(6)
In addition to the securities reported above, the holder beneficially owns 5,198 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(7)
In addition to the securities reported above, the holder beneficially owns 25,000 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(8)
In addition to the securities reported above, the holder beneficially owns 760 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(9)
In addition to the securities reported above, the holder beneficially owns 41,858 shares of our Series D convertible exchangeable preferred stock, which is convertible into shares of our class A common stock at a conversion rate of 2.19178082 shares of class A common stock per share of Series D convertible exchangeable preferred stock, subject to adjustment in certain events.

(10)
Assumes that any other holders of notes, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of notes, do not beneficially own any shares of our class A common stock other than the shares of class A common stock issuable upon conversion of the notes at the initial conversion rate.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Sinclair within the past three years.

        The initial purchasers purchased all of the notes from us in a private transaction in May 2003. All of the notes were "restricted securities" under the Securities Act prior to this registration. The selling securityholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from registration.

        Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, if and when necessary. In addition, the number of shares of class A common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of class A common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which term includes their transferees, pledgees, donees or their successors may sell the notes and the underlying class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transactions involved.

        The class A common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our class A common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with the sale of the notes and the underlying class A common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the class A common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the underlying class A common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying class A common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying class A common stock offered by them hereby will be the purchase price of the notes or class A common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding class A common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and the underlying class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the underlying class A common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the underlying class A common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes or class A common stock by the selling securityholders.

        A selling securityholder may decide not to sell any notes or the underlying class A common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the underlying class A common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the underlying class A common stock by other means not described in this prospectus.

        With respect to a particular offering of the notes and the underlying class A common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific notes or class A common stock to be offered and sold;

  •
  the names of the selling securityholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting compensations from the selling securityholders.

        We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying class A common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers, employees, representatives, agents and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying class A common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying class A common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

        The validity of the securities being offered hereby and certain other legal matters regarding the securities will be passed upon for Sinclair by Thomas & Libowitz, P.A., Baltimore, Maryland, counsel to Sinclair, and by Wilmer, Cutler & Pickering, Washington, D.C., special securities counsel to Sinclair. Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for Sinclair by Shaw Pittman LLP, Washington, D.C. Basil A. Thomas, a director of Sinclair, is of counsel to Thomas & Libowitz, P.A.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. The financial statements and schedules audited by Ernst & Young LLP have been incorporated by reference in reliance on their report given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$11,104
Accounting fees and expenses	$295,000
Legal fees and expenses	$60,000
Printing fees and expenses	$155,000
Trustee fees and expenses	$19,000
Miscellaneous expenses	$71,000

Total	$611,104

Item 15. Indemnification of Directors and Officers.

        The Articles of Amendment and Restatement and By-Laws of Sinclair state that Sinclair shall indemnify, and advance expenses to, its directors and officers whether serving Sinclair or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director's or officer's act or omission was material to the matter giving rise to the proceeding and the director or officer (i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

        Section 12 of Article II of the Amended By-Laws of Sinclair provides as follows:

        A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of Sinclair, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

          (a)   one or more officers or employees of Sinclair whom the director reasonably believes to be reliable and competent in the matters presented;

          (b)   counsel, certified public accountants, or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence; or

          (c)   a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

        A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of Sinclair.

        Sinclair has also entered into indemnification agreements with certain officers and directors which provide that Sinclair shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the disposition of any claim or proceeding.

Item 16. Exhibits and Financial Statement Schedules.

        The exhibit index is incorporated by reference in this registration statement.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (a)   to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in the paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (b)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland on August 1, 2003.

SINCLAIR BROADCAST GROUP, INC.
By:	/s/ DAVID D. SMITH David D. Smith Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David B. Amy and David R. Bochenek, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 1, 2003, in the capacities indicated.

SIGNATURE	TITLE

/s/ DAVID D. SMITH David D. Smith	Chairman of the Board, Chief Executive Officer, President and Director of Sinclair Broadcast Group, Inc.
/s/ DAVID B. AMY David B. Amy	Executive Vice President and Chief Financial Officer of Sinclair Broadcast Group, Inc.
/s/ FREDERICK G. SMITH Frederick G. Smith	Director
/s/ J. DUNCAN SMITH J. Duncan Smith	Director
/s/ ROBERT E. SMITH Robert E. Smith	Director

/s/ BASIL A. THOMAS Basil A. Thomas	Director
/s/ LAWRENCE E. MCCANNA Lawrence E. McCanna	Director
/s/ DANIEL C. KEITH Daniel C. Keith	Director
/s/ MARTIN R. LEADER Martin R. Leader	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of May 20, 2003, between Sinclair Broadcast Group, Inc. and Wachovia Bank, National Association.(1)
4.2
Registration Rights Agreement, dated as of May 20, 2003, between Sinclair Broadcast Group, Inc. and Bear, Stearns & Co. Inc., UBS Warburg LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Wachovia Securities, Inc.(1)
5.1	Opinion of Wilmer, Cutler & Pickering.
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP, Independent Auditors (regarding Sinclair financial statements).
23.2	Consent of Wilmer, Cutler & Pickering (included in exhibit 5.1).
24	Power of attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility on Form T-1 of Wachovia Bank, National Association (formerly First Union National Bank), as the Trustee under the Indenture.

(1)
Incorporated by reference from our Registration Statement on Form S-4 filed on July 31, 2003 (File No. 333-107522).

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